UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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JARDEN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders

To Be Held June 13, 2011

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Meeting”) of Jarden Corporation (the “Company”), which will be held on Monday, June 13, 2011 at 10:00 a.m., local time, at 555 Theodore Fremd Avenue, Rye, New York 10580, for the following purposes:

1.	To elect three (Class III) directors to serve on the Board of Directors (the “Board”) for a term of three years expiring at the 2014 Annual Meeting of Stockholders or until their successors are duly elected and qualified (Proposal 1);

2.	To approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the number of shares of authorized Common Stock from 150,000,000 to 300,000,000 shares (Proposal 2);

3.	To approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the maximum permitted number of directors on the Board from nine to ten (Proposal 3);

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011 (Proposal 4);

5.	To hold an advisory vote on executive compensation (Proposal 5);

6.	To hold an advisory vote on the frequency of future advisory votes on executive compensation (Proposal 6); and

7.	To transact such other business as may properly be brought before the Meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on April 15, 2011 shall be entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof.

Stockholders are cordially invited to attend the Meeting. Your vote is important. Please submit a proxy as soon as possible so that your shares can be voted at the Meeting. Submitting the enclosed form of proxy will appoint Martin E. Franklin and Ian G.H. Ashken as your proxies. You may submit your proxy by mail, Internet or telephone. You may revoke your proxy and vote in person if you decide to attend the Meeting. For instructions, please refer to page 3 of the Proxy Statement or the proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 13, 2011: This Proxy Statement, along with our 2010 Annual Report to Stockholders, are available at www.envisionreports.com/jah.

By order of the Board of Directors

/s/ Martin E. Franklin
Martin E. Franklin, Chairman and Chief Executive Officer

April 26, 2011

JARDEN CORPORATION

555 Theodore Fremd Avenue

Rye, New York 10580

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

June 13, 2011

INTRODUCTION

PROXY SOLICITATION AND GENERAL INFORMATION

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and the enclosed form of proxy (the “Proxy Card”) are being furnished to the holders (the “Stockholders”) of common stock, par value $0.01 per share (the “Common Stock”) of Jarden Corporation, a Delaware corporation (the “Company,” “we,” or “us”), in connection with the solicitation of proxies by the Board of Directors (the “Board” or “Board of Directors”) of the Company for use at the 2011 Annual Meeting of Stockholders of the Company to be held on Monday, June 13, 2011 at 555 Theodore Fremd Avenue, Rye, New York 10580 at 10:00 a.m., local time, and at any adjournment or postponement thereof (the “Meeting”). These proxy materials are being distributed and/or made available to Stockholders on or about April 27, 2011.

At the Meeting, Stockholders will be asked:

1.	To elect three (Class III) directors to serve on the Board of Directors for a term of three years expiring at the 2014 Annual Meeting of Stockholders or until their successors are duly elected and qualified (Proposal 1);

2.	To approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the number of shares of authorized Common Stock from 150,000,000 to 300,000,000 shares (Proposal 2);

3.	To approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the maximum permitted number of directors on the Board from nine to ten (Proposal 3);

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011 (Proposal 4);

5.	To hold an advisory vote on executive compensation (Proposal 5);

6.	To hold an advisory vote on the frequency of future advisory votes on executive compensation (Proposal 6); and

7.	To transact such other business as may properly be brought before the Meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 15, 2011 as the record date for the determination of Stockholders entitled to notice of and to vote at the Meeting. Each Stockholder will be entitled to one vote for each share of Common Stock held as of the record date on all matters to come before the Meeting and may vote in person, via Internet or telephone or by proxy authorized in writing.

Internet Availability of Proxy Materials

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide Stockholders access to its proxy materials over the Internet. Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to certain Stockholders. The Notice includes instructions on how to access the proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, Stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Proxies and Voting

Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Meeting in accordance with instructions contained therein. When voting to elect directors (Proposal 1), you may vote for all nominees, vote for only some of the nominees, or withhold authority to vote for all or some of the nominees. When voting on the proposals (i) to approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the number of shares of authorized Common Stock (Proposal 2); (ii) to approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the maximum permitted number of directors on the Board from nine to ten (Proposal 3); (iii) to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011 (Proposal 4); and (iv) to approve an advisory vote on executive compensation (Proposal 5), you may vote FOR the proposal, AGAINST the proposal, or ABSTAIN from voting. When voting on the proposal to approve the advisory vote on the frequency of future advisory votes on executive compensation (Proposal 6), you may vote for a frequency of EVERY YEAR, EVERY TWO YEARS, EVERY THREE YEARS or ABSTAIN from voting.

If the Proxy Card is signed and returned without instructions, the shares will be voted FOR the election of each nominee for director named herein (Proposal 1); FOR the approval of an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the number of shares of authorized Common Stock (Proposal 2); FOR the approval of an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the maximum permitted number of directors on the Company’s Board from nine to ten (Proposal 3); FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011 (Proposal 4); FOR approval, on an advisory basis, of the compensation of the Company’s named executive officers (Proposal 5); and for approval of the frequency of voting on future advisory votes on executive compensation being EVERY YEAR (Proposal 6).

Voting

Stockholders are requested to complete, sign, date and promptly return the Proxy Card in the enclosed envelope (if you received these materials by mail) or to vote by Internet or telephone by following the instructions on the Proxy Card or the Notice.

Most beneficial owners whose stock is held in street name do not receive the Proxy Card. Instead, they receive voting instruction forms from their bank, broker or other agent. Beneficial owners may also be able to vote by telephone or the Internet to the extent permitted by their bank, broker or other agent. Beneficial owners should follow the instructions on the voter instruction form or proxy ballot they receive from their bank, broker or other agent.

The method of voting used will not limit a Stockholder’s right to attend the Meeting.

Revocation of Proxy

A Stockholder who so desires may revoke its proxy at any time before it is voted at the Meeting by: (i) delivering written notice to the Company (attention: Secretary); (ii) timely delivery of a valid, later-dated proxy by Internet, telephone or mail; or (iii) casting a ballot at the Meeting. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy. Beneficial owners who hold their stock in street name cannot revoke their proxies in person at the Meeting because the Stockholders of record who have the right to cast the votes will not be present. If they wish to change their votes after returning voting instructions, beneficial owners should contact their bank, broker or other agent before the Meeting to determine whether they can do so.

Voting on Other Matters

If other matters are properly presented at the Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date of this Proxy Statement, we do not know of any other matters to be raised at the Meeting.

Record Date; Shares Outstanding and Entitled to Vote

Only Stockholders as of the close of business on April 15, 2011 (the “Record Date”) are entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof. As of the Record Date, there were 88,650,040 shares of Common Stock outstanding and entitled to vote, with each share entitled to one vote.

Quorum; Required Votes

The presence at the Meeting, in person or by duly authorized proxy, of the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote at the Meeting, shall constitute a quorum for this Meeting.

Abstentions are counted as present and entitled to vote for purposes of determining whether a quorum exists. “Broker non-votes” are counted as present for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Under New York Stock Exchange (“NYSE”) rules, nominees have such discretion to vote absent instructions with respect to certain “routine” matters, such as the ratification of independent auditors, but not with respect to matters that are considered “non routine,” such as, the election of directors, approval of amendments to our Restated Certificate of Incorporation, as amended, approval of the advisory vote on the compensation of the Company’s named executive officers and the advisory vote on the frequency of voting on the compensation of the Company’s named executive officers. Accordingly, if you are a beneficial stockholder and your broker holds your shares in its name, the broker is permitted to vote your shares on Proposal 4 even if the broker does not receive voting instructions from you. However, without voting instructions from you, your broker will not be able to vote your shares on Proposals 1, 2, 3, 5 and 6.

The affirmative vote of a plurality of the votes present in person or represented by proxy and entitled to vote is necessary for the election of directors (Proposal 1). The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the number of shares of authorized Common Stock (Proposal 2). The affirmative vote of at least three-fourths of the voting power of all outstanding shares of Common Stock entitled to vote is required to approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the maximum permitted number of directors on the Board from nine to ten (Proposal 3). The affirmative vote of a majority of the votes in person or represented by proxy entitled to vote is necessary for (i) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011 (Proposal 4); and (ii) the approval of advisory vote on executive compensation (Proposal 5). For Proposal 6, the advisory vote on the frequency of future advisory votes on executive compensation, the frequency (every one, two or three years) that receives the highest number of votes will be deemed to be the choice of the Stockholders.

Since the affirmative vote of a plurality of votes present in person or represented by proxy and entitled to vote is required for the election of directors (Proposal 1), abstentions and “broker non-votes” will have no effect on the outcome of such election. Since the affirmative vote of a majority of the outstanding Common Stock entitled to vote at the Meeting is required for the proposal to amend the Company’s Restated Certificate of Incorporation, as amended, to increase the number of authorized shares (Proposal 2), abstentions and “broker non-votes” will have the same effect as a negative vote. Since the affirmative vote of at least three-fourths of the voting power of all outstanding shares of Common Stock entitled to vote is required to approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the maximum permitted number of directors on the Company’s Board from nine to ten (Proposal 3), abstentions and “broker non-votes” will have the same effect as a negative vote. Since the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote is necessary for (i) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011 (Proposal 4) and (ii) the approval of the advisory vote on executive compensation (Proposal 5), abstentions will have the same effect as a negative vote, but “broker non-votes” will have no effect on the vote. For the approval of the advisory vote on the frequency of voting on future advisory votes on executive compensation (Proposal 6), abstentions and “broker non-votes” will have no effect on the outcome of such election.

Votes at the Meeting will be tabulated by an inspector of elections appointed by the Company or the Company’s transfer agent.

Proxy Solicitation

This solicitation is being made by the Company. All expenses incurred by the Company in connection with this solicitation will be borne by the Company. Directors, officers and employees of the Company also may solicit proxies from Stockholders by mail, telephone, telegram, electronic transmission, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. We have retained the proxy solicitation firm of Morrow & Co., LLC to assist us in the distribution and solicitation of proxies, and we intend to pay a fee of approximately $10,000, plus reasonable expenses, for these services. In accordance with the regulations of the SEC and the NYSE, we also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of Common Stock as of the Record Date.

List of Stockholders

In accordance with Delaware General Corporation Law (the “DGCL”), a list of Stockholders entitled to vote at the Meeting will be available at the Meeting and for ten days prior to the Meeting, for any purpose germane to the Meeting, between the hours of 10:00 a.m. and 5:00 p.m., local time, at our offices at 555 Theodore Fremd Avenue, Rye, New York 10580.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed except as required by law.

No Appraisal Rights

Stockholders will have no rights of appraisal under the DGCL in connection with the proposals to be considered at the Meeting.

IT IS DESIRABLE THAT AS LARGE A PROPORTION AS POSSIBLE OF THE STOCKHOLDERS’ INTERESTS BE REPRESENTED AT THE MEETING. THEREFORE, EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD OR VOTE BY INTERNET OR TELEPHONE TO ENSURE THAT YOUR STOCK WILL BE REPRESENTED. IF YOU ARE PRESENT AT THE MEETING AND DESIRE TO DO SO, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY. PLEASE RETURN YOUR EXECUTED PROXY CARD PROMPTLY.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of April 15, 2011, by (i) each person or entity known to us owning beneficially 5% or more of our Common Stock (the holdings of certain unrelated entities listed below are generally based on shareholdings disclosed in their public filings), (ii) each of our current directors and nominees for the Board of Directors, (iii) each of our Named Executive Officers set forth below in the Summary Compensation Table, and (iv) all current directors and executive officers as a group. Unless otherwise noted, shares are owned directly or indirectly with sole voting and investment power. Unless otherwise indicated, the address of each person named in the table below is c/o Jarden Corporation, 555 Theodore Fremd Avenue, Rye, New York 10580.

	Common Stock
Name and Address	Shares Beneficially Owned (1)		Percent of Common Stock (2)
TIAA-CREF Investment Management, LLC/College Retirement Equities Fund-Stock Account/Teachers Advisors, Inc. 730 Third Avenue New York, NY 10017	7,635,990	(3)	8.6%

Horizon Asset Management, Inc. 40 East 52nd Street New York, NY 10022	5,274,469	(4)	5.9%

Blackrock, Inc. 40 East 52nd Street New York, NY 10022	4,805,731	(5)	5.4%

Martin E. Franklin	3,440,481	(6)	3.9%

Ian G.H. Ashken	948,456	(7)	1.1%

René-Pierre Azria	82,428	(8)	*

William J. Grant	—		*

Michael S. Gross	38,275	(9)	*

Richard J. Heckmann	70,472		*

Douglas W. Huemme	66,912	(10)	*

Richard L. Molen	26,978	(11)	*

Irwin D. Simon	44,228	(12)	*

Robert L. Wood	51,478	(13)	*

James E. Lillie	467,828		*

John E. Capps	104,217	(14)	*

Richard T. Sansone	120,779	(15)	*

All directors, nominees for directors, and executive officers as a group (16 persons)	5,709,863	(16)	6.4%

* Less than 1%

(1)	For purposes of this table, a person is deemed to have “beneficial ownership” of any share of Common Stock that such person has voting or investment power over or has the right to acquire within 60 days.

(2)	Percent of class is based on the Common Stock outstanding and entitled to vote as of April 15, 2011, plus for each named person the number of shares of Common Stock not outstanding but for which such person is deemed to have “beneficial ownership” of as described in footnote (1). There were 88,650,040 shares outstanding and entitled to vote as of April 15, 2011.

(3)	Based solely on Schedule 13G filed with the SEC on February 11, 2011.

(4)	Based solely on Schedule 13G filed with the SEC on February 7, 2011.

(5)	Based solely on Schedule 13G filed with the SEC on February 2, 2011.

(6)	Includes 970,000 shares which have been pledged to a stock brokerage firm as collateral by Mr. Franklin.

(7)	Includes 111,978 shares which have been pledged to a stock brokerage firm as collateral by Mr. Ashken.

(8)	Includes 54,875 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(9)	Includes 4,275 shares of Common Stock held by the Vicki and Michael Gross Family Foundation, Inc. that Mr. Gross has the power to vote. Mr. Gross disclaims beneficial ownership with respect to the 4,275 shares held by the Vicki and Michael Gross Family Foundation, Inc.

(10)	Includes 41,625 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(11)	Includes 5,625 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(12)	Includes 19,875 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(13)	Includes 30,375 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(14)	Includes 49,584 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(15)	Includes 38,418 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(16)	Includes 240,377 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days by the directors and executive officers reflected above. Includes 95,260 shares held by or subject to outstanding options to purchase Common Stock which are exercisable within 60 days by the three executive officers who are not reflected above. Includes 4,275 shares beneficially owned by the Vicki and Michael Gross Family Foundation, Inc. Mr. Gross disclaims beneficial ownership of all shares held by the Vicki and Michael Gross Family Foundation, Inc.

INFORMATION REGARDING

BOARD OF DIRECTORS AND COMMITTEES

Statement on Corporate Governance

The Company maintains formal corporate governance standards. The Company has reviewed internally and with the Board of Directors the provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the rules of the SEC and the NYSE’s corporate governance listing standards regarding corporate governance policies and processes and is in compliance with such rules and listing standards. The Company has adopted charters for its Audit Committee, Compensation Committee and Nominating and Policies Committee and implemented a Governance Principles and Code of Conduct Policy, Business Conduct and Ethics Policy and Insider Trading Policy. You can access all of these documents on the “Governance” page of the Company’s website, www.jarden.com, or by writing to us at Jarden Corporation, 555 Theodore Fremd Avenue, Rye, New York 10580, Attention: Corporate Governance.

In accordance with the NYSE corporate governance listing standards, our Governance Principles and Code of Conduct Policy requires the Board of Directors to designate a non-executive lead director (the “Lead Independent Director”) to preside over non-executive sessions and perform any duties more appropriately performed by an independent director which would otherwise be performed by the Chairman of the Board of Directors. Irwin D. Simon has been designated as the Lead Independent Director. The Company’s non-management directors meet at least once per year in a non-executive session without management at which Mr. Simon presides. Stockholders and other interested parties may communicate with the Company’s Lead Independent Director or the non-management directors as a group either by writing to Irwin D. Simon, c/o Jarden Corporation, 555 Theodore Fremd Avenue, Rye, New York 10580 or sending an e-mail to BOD@jarden.com. Correspondence received will be forwarded to Mr. Simon promptly. The Board of Directors has directed that certain items that are unrelated to the duties and responsibilities of the Board of Directors should be excluded, such as:

•	spam;

•	junk mail and mass mailings;

•	product inquiries and suggestions;

•	resumes and other forms of job inquiries;

•	surveys; and

•	business solicitations or advertisements.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any outside director upon request.

Independence of Directors

Our Governance Principles and Code of Conduct Policy requires that a majority of the directors satisfy the independence requirements of the SEC and the NYSE. In general, “independent” means that the director shall have no material relationship with the Company or any member of the senior management of the Company. In performing their duties, directors must hold themselves free of any interest, influence or relationship with respect to any activity which could impair their judgment or objectivity in the course of their service to the Company. The policy establishes a mandatory retirement age of 70 for independent directors. It also urges independent directors with more than one year of service to own at least 1,000 shares of Common Stock of the Company. Based on the aforementioned standards, the Board of Directors has determined that each of the following non-employee directors and director nominees is independent and has no relationship with the Company, except as a director and stockholder of the Company:

(1) René-Pierre Azria	(5) Richard L. Molen

(2) Michael S. Gross	(6) Irwin D. Simon

(3) Richard J. Heckmann	(7) Robert L. Wood

(4) Douglas W. Huemme	(8) William J. Grant

In addition, based on such standards, the Board of Directors determined that: (a) Martin E. Franklin is not independent because he is the Chairman and Chief Executive Officer of the Company; and (b) Ian G.H. Ashken is not independent because he is the Vice Chairman and Chief Financial Officer of the Company.

In addition to the foregoing, our Governance Principles and Code of Conduct Policy also provides for:

•	reviewing and approving a succession plan for the Chief Executive Officer of the Company at least annually;

•	the Board of Directors reviewing and assessing its own performance at least annually; and

•	the right of the Board of Directors to hire its own advisors to assist the Board in performing its duties without obtaining the approval of management.

During 2010, the Board of Directors held ten meetings. The Board of Directors has standing Compensation, Nominating and Policies, and Audit Committees. During 2010, each current director attended 75% or more of the aggregate number of meetings of the Board of Directors and the Committees of the Board of Directors on which he served, which were held during his period of service. The Compensation and Nominating and Policies Committees do not meet on a regular basis, but only as circumstances require. In accordance with our Governance Principles and Code of Conduct Policy, the Board of Directors met once in 2010 to review executive succession planning. For more details of our succession planning guidelines, please see our Governance Principles and Code of Conduct Policy on the “Governance” page of the Company’s website, www.jarden.com. The Company does not have a formal policy as to Board of Directors attendance at our annual meetings of Stockholders. Messrs. Franklin and Ashken were the only directors who attended our last annual meeting of Stockholders.

Board Leadership Structure

Martin E. Franklin currently serves as the Company’s Chairman of the Board and its Chief Executive Officer (“CEO”), and he has served in both capacities since September 24, 2001. Given the growth the Company has experienced since Mr. Franklin began serving in these roles, as well as the diversity of its business, both in terms of products and geographical scope, the Board believed that the most effective leadership structure for the Company was for Mr. Franklin to continue to serve in both capacities. The Board believed that Mr. Franklin’s dual role as Chairman and CEO fostered effective decision-making and alignment on corporate strategy because it enabled Mr. Franklin to have extensive and current knowledge of the Company’s operations and its strategies.

In 2010, as part of our review of our corporate governance, the Board re-evaluated the Company’s leadership structure to ensure that it remains optimal for the Company and its Stockholders. The Board has determined that separating the roles of Chairman and CEO will: (i) permit more effective assessment of the CEO’s performance; (ii) provide a more effective means for the Board to express its views on our management; and (iii) enable the Chairman to focus more on our corporate governance and serving stockholders’ interests, while allowing the CEO to focus more directly on managing the Company’s operations and growing the Company. The Board believes this new leadership structure will foster effective governance and oversight of our Company by the Board. Following this Meeting, Mr. Franklin will continue to be the Executive Chairman and

James E. Lillie, our current President and Chief Operating Officer will become CEO. Although the Board currently believes that separating the Chairman and CEO positions is in the best interests of the Company and its Stockholders, the Board may in the future determine that it would be in the best interests of the Company and its Stockholders to combine the roles of Chairman and CEO.

Board Role in Risk Oversight

Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, provides risk oversight. In its risk oversight role, the Board of Directors must satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed, including assessing major risk factors relating to the Company and its performance, and reviewing measures to address and mitigate risks. While the full Board of Directors is charged with overseeing risk management, various committees of the Board of Directors and members of management also have responsibilities with respect to our risk oversight. In particular, the Audit Committee plays a large role in monitoring and assessing our financial, legal, and operational risks, and receives regular reports from senior management who handle different risks in the business regarding comprehensive organizational risk as well as particular areas of concern. Additionally, the Compensation Committee monitors and assesses the various risks associated with compensation policies, and oversees incentives that encourage a level of risk-taking consistent with our overall strategy.

Compensation Committee

The Compensation Committee reviews recommendations for executive compensation, including incentive compensation and stock incentive plans and makes recommendations to the Board of Directors concerning levels of executive compensation and adoption of incentive and stock plans. Pursuant to its charter, the Compensation Committee’s authority generally includes the authority to do each of the following:

•	To assist the Board of Directors in developing and evaluating potential candidates for executive positions, including the CEO, and to oversee the development of executive succession plans.

•

To review and approve corporate goals and objectives with respect to compensation for the Company’s CEO, evaluate the CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors, determine and approve the CEO’s compensation level based on this evaluation. In determining the long-term incentive component of the CEO’s compensation, the Compensation Committee shall consider the Company’s performance and relative stockholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to the Company’s CEO in past years.

•

To make recommendations to the Board of Directors with respect to non-CEO compensation, incentive-compensation plans and equity-based plans. The Compensation Committee shall also provide oversight of management’s decisions concerning the performance and compensation of other Company officers.

•

To review the Company’s incentive compensation and other stock-based plans and recommend changes in such plans to the Board of Directors as needed. The Committee shall have and shall exercise all the authority of the Board of Directors with respect to the administration of such plans.

•	To produce the Compensation Committee Report on executive compensation to be included in the Company’s proxy statement.

•	To review on an annual basis director compensation and benefits.

The Compensation Committee shall have authority to retain such compensation consultants, outside counsel and other advisors as the Compensation Committee may deem appropriate in its sole discretion.

The Compensation Committee consists of Messrs. Wood (Chairman), Simon (Vice Chairman), Azria and Gross. All of the members of the Compensation Committee meet the independence standards contained in the NYSE corporate governance rules. The Compensation Committee met four times during 2010.

Nominating and Policies Committee

The purpose of the Nominating and Policies Committee is to identify, evaluate and nominate qualified candidates for election to the Board of Directors. The Nominating and Policies Committee considers all qualified candidates identified by members of the committee, by other members of the Board of Directors and by senior management. The Nominating and Policies Committee will also consider nominees recommended by Stockholders. The names, resumes and biographical information of such nominees should be forwarded to the Secretary, Jarden Corporation, 555 Theodore Fremd Avenue, Rye, New York 10580, who will submit them to the Nominating and Policies Committee for its consideration. See the section titled “Other Matters – Proposals by Stockholders” for more information on Stockholder nominations of candidates for election to the Board of Directors.

The Nominating and Policies Committee is also responsible for (i) developing and recommending to the Board of Directors a set of corporate governance principles, (ii) periodically reviewing and reassessing the adequacy of those principles, (iii) recommending any proposed changes to the Board of Directors for approval and (iv) advising the Board of Directors on corporate governance matters as they arise.

The Nominating and Policies Committee evaluates all candidates for director, regardless of the person or firm recommending such candidate, on the basis of the length and quality of their business experience, the applicability of such candidate’s experience to the Company and its business, the skills and perspectives such candidate would bring to the Board of Directors and the personality or “fit” of such candidate with existing members of the Board of Directors and management. The Nominating and Policies Committee does not have a formal policy with regard to the consideration of diversity in identifying candidates for director. Nevertheless, the Nominating and Policies Committee’s evaluation of director candidates takes into account their ability to contribute to the diversity of age, background, experience, viewpoints, and other individual qualities and attributes represented on the Board and the Nominating and Policies Committee reviews its effectiveness in balancing these considerations when assessing the composition of the Board.

All members of the Board of Directors should possess the following minimum qualifications as determined by the Nominating and Policies Committee: fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility; have a genuine interest in the Company; be committed to enhancing stockholder value; and have the ability and willingness to spend the time required to function effectively as a director of the Company.

The Nominating and Policies Committee may engage third-party search firms from time to time to assist it in identifying and evaluating nominees for director.

Based on its assessment of each candidate’s independence, skills and qualifications and the criteria described above, the Nominating and Policies Committee will make recommendations regarding potential director candidates to the Board of Directors.

The Nominating and Policies Committee consists of Messrs. Molen (Chairman), Simon and Heckmann. All of the members of the Nominating and Policies Committee meet the independence standards contained in the NYSE corporate governance rules. The Nominating and Policies Committee met once during 2010.

Audit Committee

During 2010, the Audit Committee consisted of Messrs. Gross (Chairman), Huemme and Wood. On February 26, 2011, Messrs. Gross and Wood were replaced on the Audit Committee by Messrs. Azria and

Heckmann (Chairman). Each of the current and former members of the Audit Committee satisfies the definition of independent director as established in the NYSE corporate governance rules. In accordance with Section 407 of the Sarbanes-Oxley Act, the Board of Directors determined each of Messrs. Gross, Azria and Heckmann to be a “Financial Expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The duties of the Audit Committee are to: (a) recommend the appointment by the Board of Directors of the registered public accounting firm who shall conduct the annual audit of the Company; (b) assist the Board of Directors in fulfilling its fiduciary responsibilities relating to corporate accounting and reporting practices through review of accounting principles, policies, and changes thereto, financial statements, and general financial disclosure procedures; (c) maintain, through periodic meetings, a direct line of communication with the independent accountants to provide for exchanges of views and information; and (d) review management’s evaluation of the adequacy of the Company’s internal control structure and the extent to which major recommendations made by the independent accountants have been implemented. The number of meetings held during the year is set forth in the “Report of the Audit Committee,” included in this Proxy Statement. The Audit Committee is governed by a written Audit Committee Charter previously approved by the Board of Directors, which may be amended from time to time. The Audit Committee Charter is reviewed and reassessed by the Audit Committee and approved by the Board of Directors as needed but at least annually.

Section 301 of the Sarbanes-Oxley Act requires the Audit Committee to establish procedures for the receipt, retention and treatment of complaints received by the Company from its employees regarding perceived questionable accounting or auditing matters. The Company uses an independent third party to provide an 800 number for the receipt, recording and transcription of any complaints received.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting control. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee has met and reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61 (as amended by Statement on Auditing Standards No. 90 and further amended by Statement on Auditing Standards No. 114) and the assessment of the Company’s internal control over financial reporting. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Public Company Accounting Oversight Board Rule 3526, Communications with Audit Committees Concerning Independence, which became effective on September 30, 2008 and supersedes Independence Standards Board No. 1. The Audit Committee also has considered whether the independent registered public accounting firm’s provisions of non-audit services to the Company is compatible with the auditors’ independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, and the overall quality of the Company’s financial reporting processes, the evaluation of the Company’s internal accounting controls, and the overall quality of the Company’s financial reporting. The Audit Committee held five meetings during 2010.

In reliance on the reviews and discussions referred to above, the Audit Committee reviewed and, together with the other members of the Board of Directors, approved for filing with the SEC the Annual Report on Form 10-K for the year ended December 31, 2010, which included the Company’s audited financial statements for such year. The Audit Committee approved and the Board of Directors has also ratified and recommended the appointment of the Company’s independent registered public accounting firm for the year ending December 31, 2011.

Respectfully submitted by the following current and former members of the Audit Committee who participated in the Audit Committee deliberations discussed above during 2010.

Michael S. Gross (former Chairman)

Douglas W. Huemme

Robert L. Wood (former member)

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Report of the Audit Committee by reference therein.

Compensation of Directors

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties on our Board and Board committees as well as the skill-level required by the Company of members of the Board and the need to continue to attract highly qualified candidates to serve on our Board. Director compensation arrangements are reviewed annually to maintain such standards.

Director Summary Compensation Table

The following table summarizes the compensation paid to our non-employee directors for the fiscal year ended December 31, 2010:

Director Compensation (1)

	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
René-Pierre Azria	$51,000	$99,680	—	—	—	—	$150,680
Michael S. Gross	61,000	99,680	—	—	—	—	160,680
Richard J. Heckmann	51,000	99,680	—	—	—	—	150,680
Douglas W. Huemme	51,000	99,680	—	—	—	—	150,680
Richard L. Molen	55,000	99,680	—	—	—	—	154,680
Irwin D. Simon	57,000	99,680	—	—	—	—	156,680
Robert L. Wood	61,000	99,680	—	—	—	—	160,680

(1)	Martin E. Franklin, the Company’s Chairman and Chief Executive Officer, and Ian G.H. Ashken, the Company’s Vice Chairman and Chief Financial Officer, are not included in this table as they are employees of the Company and thus receive no compensation for their service as directors. The compensation for Messrs. Franklin and Ashken as employees of the Company is shown in the Summary Compensation Table.

(2)	Reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“ASC Topic 718”). As of December 31, 2010, each director has the following aggregate number of unvested restricted stock or restricted stock awards held by such director as follows: René-Pierre Azria, 3,500, all of which were granted on June 2, 2010 at a grant date fair value of $99,680 or $28.48 per share; Michael S. Gross, 3,500, all of which were granted on June 2, 2010 at a grant date fair value of $99,680 or $28.48 per share; Richard J. Heckmann, 3,500, all of which were granted on June 2, 2010 at a grant date fair value of $99,680 or $28.48 per share; Douglas W. Huemme, 3,500, all of which were granted on June 2, 2010 at a grant date fair value $99,680 or $28.48 per share; Richard L. Molen, 3,500, all of which were granted on June 2, 2010 at a grant date fair value of $99,680 or $28.48 per share; Irwin D. Simon, 3,500, all of which were granted on June 2, 2010 at a grant date fair value of $99,680 or $28.48 per share; and Robert L. Wood, 3,500, all of which were granted on June 2, 2010 at a grant date fair value of $99,680 or $28.48 per share. For complete beneficial ownership information of the stock of our directors, see “Security Ownership of Certain Beneficial Owners and Management.” For a discussion of the valuation assumptions, see Note 13 to our audited financial statements for the fiscal year ended December 31, 2010, included in our Annual Report on Form 10-K filed with the SEC on February 24, 2011.

(3)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. There were no options granted in 2010; however, as of December 31, 2010, the aggregate number of unexercised options (vested and unvested) held by each director was as follows: René-Pierre Azria, 54,875; Michael S. Gross, none; Richard J. Heckmann, none; Douglas W. Huemme, 41,625; Richard L. Molen, 16,875; Irwin D. Simon, 19,875 and Robert L. Wood, 30,375, with exercise prices for all such options varying from $2.43 to $37.99. For complete beneficial ownership information of the stock of our directors, see “Security Ownership of Certain Beneficial Owners and Management.” For a discussion of the valuation assumptions, see Note 13 to our audited financial statements for the fiscal year ended December 31, 2010, included in our Annual Report on Form 10-K filed with the SEC on February 24, 2011.

Discussion of Director Compensation

Directors who are also employees of the Company receive no additional compensation for their service on the Board or on any Board committee.

Cash Compensation

In 2010, each non-employee director received a flat retainer of $50,000 per year, payable quarterly. In 2010, the chairman of each of the Audit and Compensation Committees received an additional $10,000. In 2010, the chairman of the Nominating and Policies Committee and the Lead Independent Director received an additional $5,000. In 2010, each member of any Board committee, who is not also the chairman, received an additional $1,000 per year.

Stock Awards

Non-employee directors of the Company are also eligible to receive stock option grants and restricted stock awards under the Company’s Amended and Restated 2003 Stock Incentive Plan, as amended, or its 2009 Stock Incentive Plan. On June 2, 2010, each of the then current non-employee directors of the Company was awarded 3,500 shares of restricted stock under the 2009 Stock Incentive Plan, as set forth above. The restrictions on these restricted stock awards lapse on June 1, 2011.

In total, during the fiscal year ended December 31, 2010, 24,500 shares of restricted stock were awarded to non-employee directors serving on the Board during 2010, all of which were awarded pursuant to the 2009 Stock Incentive Plan.

Stock Ownership Guidelines

All of our directors are expected to have a personal investment in the Company through their ownership of our shares. As a guideline, each director is urged to own at least 1,000 shares of our Common Stock. All of our directors currently meet our director stock ownership guidelines.

Indemnification

We indemnify our directors and elected officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. Our Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as amended, also provide that we will indemnify any of our directors and officers against any and all costs, expenses or liabilities incurred by them by reason of having been a director or officer.

Involvement in Certain Legal Proceedings

To the knowledge of the Company, no director, executive officer, or person nominated to become a director or executive officer has within the last ten years: (i) had a bankruptcy petition filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for, any business or property of such person or entity with respect to which such person was a general partner or executive officer either at the time of the bankruptcy filing or within two years prior to that time; (ii) been convicted in a criminal proceeding or is currently subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining or otherwise limiting his or her involvement in the following activities: (a) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; (b) engaging in any type of business practice; or (c) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws; (iv) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under (iii)(a), above, or to be associated with persons engaged in any such activity; (v) been found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated; (vi) was the subject of, or party to, any federal or state judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (a) any federal or state securities or commodities law or regulation; (b) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, removal or prohibition order; or (c) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or (vii) was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

The Company is not aware of any material proceedings to which any director, executive officer or affiliate of the Company, any owner of record or beneficial owner of more than 5% of any class of the Company’s voting securities, or any associate of any such director, executive officer or affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

PROPOSAL 1

ELECTION OF DIRECTORS

The Restated Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), provides that the maximum number of directors shall be nine and the minimum number shall be two. The Board of Directors of the Company is divided into three classes of directors having staggered three-year terms of office. The Amended and Restated Bylaws, as amended (the “Bylaws”) of the Company provides that the number of members constituting the entire Board of Directors is nine. Currently, there are nine individuals serving as members of the Board of Directors. The proxies solicited hereby cannot be voted for a greater number of persons than the number of nominees named herein, of which there are three only. At each annual meeting of Stockholders, the successor of each director whose term expires at that annual meeting is elected to hold office for a term expiring at the annual meeting of Stockholders held in the third year following the year of his or her election, or until his or her successor has been elected and qualified in accordance with the Certificate of Incorporation and Bylaws. Pursuant to the Certificate of Incorporation, in general, any vacancies on our Board of Directors resulting from death, retirement, resignation, disqualification, removal or other cause may be filled by an affirmative vote of a majority of the remaining directors then in office.

The terms of office of the Class III directors, consisting of Richard J. Heckmann, Douglas W. Huemme and Irwin D. Simon expire at this Meeting and Richard J. Heckmann and Irwin D. Simon are nominated for re-election. Mr. Huemme has reached the Board’s mandatory retirement age and therefore will not be seeking reelection to the Board. Mr. William J. Grant has been nominated by the Board to stand for election as a Class III director. The terms of office of the Class I directors, consisting of Martin E. Franklin, René-Pierre Azria and Michael S. Gross, expire at the 2012 annual meeting. The terms of office of the Class II directors, consisting of Ian G.H. Ashken, Richard L. Molen and Robert L. Wood, expire at the 2013 annual meeting. Mr. Heckmann was initially nominated to the Board of Directors pursuant to the terms of that certain Merger Agreement, dated April 24, 2007, between the Company and K2 Inc. There are no family relationships among any of the directors or executive officers of the Company.

Unless otherwise specified, each proxy received will be voted for the election as directors of Messrs. Heckmann, Simon and Grant to serve until the 2014 annual meeting or until their successors shall have been duly elected and qualified. Each of these three nominees has consented to be named a nominee in this Proxy Statement and to serve as a director if elected. Should any nominee become unable or unwilling to accept a nomination or election, the persons named in the enclosed proxy will vote for the election of a nominee designated by the Board of Directors or will vote for such lesser number of directors as may be prescribed by the Board of Directors in accordance with the Bylaws of the Company. At present, it is anticipated that each nominee will be a candidate.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating and Policies Committee and the Board of Directors focused primarily on the information discussed in each of the director’s individual biographies set forth below, which contains information regarding the person’s service as a director, business experience and director positions held currently or at any time during the last five years. The Nominating and Policies Committee conducted performance evaluations on the members of our Board of Directors serving during fiscal 2010 and reported the results to the Board of Directors. The Nominating and Policies Committee and Board of Directors determined that each of Messrs. Heckmann and Simon was an effective and committed member of the Board of Directors and, therefore, that such directors up for re-election should be proposed for re-election. Additionally, the Nominating and Policies Committee and Board of Directors determined that Mr. Grant’s extensive legal experience as a partner in a prominent law firm would provide the Board of Directors additional experience and perspective not otherwise represented on the Board of Directors.

Mr. Molen has informed the Board of Directors that because he has reached the Board’s mandatory retirement age he intends to retire from the Board of Directors after the Annual Meeting. In the event of Mr. Molen’s retirement, the Board of Directors, pursuant to the authority granted to the Board in the Company’s Certificate of Incorporation, has the authority to fill such a vacancy. The Board, upon the recommendation of the Nominating and Policies Committee, currently intends to appoint William P. Lauder, Executive Chairman of The Estée Lauder Companies Inc., as a Class II director to fill such vacancy created by the retirement of Mr. Molen, to serve in such capacity until the next annual meeting of Stockholders at which the Class II directors of the Company are elected or until his successor has been elected and qualified. The Nominating and Policies Committee and Board of Directors believe that Mr. Lauder will bring to the Board valuable experience as a current executive chairman of a global consumer products company. A biography of Mr. Lauder, taken from SEC filings and other publicly available information from The Estée Lauder Companies Inc., is set forth below:

Mr. Lauder is Executive Chairman of The Estée Lauder Companies Inc. and, in such role, he is Chairman of the Board of Directors. Mr. Lauder was Chief Executive Officer of The Estée Lauder Companies Inc. from March 2008 through June 2009 and President and Chief Executive Officer from July 2004 through February 2008. From January 2003 through June 2004, Mr. Lauder was Chief Operating Officer. From July 2001 through 2002, Mr. Lauder was Group President responsible for the worldwide business of the Clinique and Origins brands and the retail store and online operations of The Estée Lauder Companies Inc. Mr. Lauder is a member of the Boards of Trustees of The University of Pennsylvania and The Trinity School in New York City and the Board of Directors of the 92nd Street Y. He also serves as Chairman of the Board of the Fresh Air Fund. During the last five years, Mr. Lauder was also a director of GLG Partners, Inc. and True Temper Sports, Inc.

The following persons have been nominated as Class III directors:

Name	Age	Director Since	Business Experience
Richard J. Heckmann	67	2007	Mr. Heckmann has been the Chairman and Chief Executive Officer of Heckmann Corporation since May 2007. From February 2007 to August 2007, Mr. Heckmann was the Executive Chairman of K2 Inc. (“K2”), and from April 2000 to August 2007, he was the Chairman of the Board of Directors of K2. Previously, he served as the Chief Executive Officer of K2 from October 2002 through February 2007. Mr. Heckmann retired as Chairman of Vivendi Water, an international water products group of Vivendi S.A., a worldwide utility and communications company with headquarters in France, in June 2001. During the last five years, Mr. Heckmann also previously served as a director of K2 Inc.

Irwin D. Simon	52	2002	Mr. Simon is the Chairman, Chief Executive Officer and President of Hain Celestial Group, Inc., a leading natural and organic products company and a NASDAQ listed company (“Hain Celestial”). Mr. Simon is Hain Celestial’s founder and has been Chief Executive Officer and President of Hain Celestial, as well as a director, of Hain Celestial since its inception. He was appointed Chairman of the Board of Directors of Hain Celestial in April 2000. From December 1990 through December 1992, Mr. Simon was employed in various marketing capacities with Slim-Fast Foods Company, a national marketer of meal replacement and weight loss food supplements. Mr. Simon also serves as a director of Yeo Hiap Seng Ltd, a Singapore public company. During the last five years, Mr. Simon also previously served as a director of Marathon Acquisition Corp.

William J. Grant	65	—	Mr. Grant has been a partner in the law firm of Winston & Strawn LLP since February 2011. Prior to joining Winston & Strawn LLP, Mr. Grant was a partner in the law firm of Willkie Farr & Gallagher LLP.

The Board of Directors unanimously recommends that Stockholders vote “FOR” each of the persons nominated by the Board of Directors to serve as Class III Directors.

The terms of the following Class I directors expire at the 2012 annual meeting:

Name	Age	Director Since	Business Experience
Martin E. Franklin	46	2001	Mr. Franklin is Chairman and Chief Executive Officer of the Company. Mr. Franklin was appointed to the Board of Directors on June 25, 2001 and became Chairman and Chief Executive Officer effective September 24, 2001. Mr. Franklin is also a principal and executive officer of a number of private investment entities. Mr. Franklin also served as the Chairman and/or Chief Executive Officer of three public companies, Benson Eyecare Corporation, Lumen Technologies, Inc and Bollé Inc. between 1992 and 2000. Mr. Franklin also serves as a director of Kenneth Cole Productions, Inc., Promotora de Informaciones, S.A. and Justice Holdings Limited. During the last five years, Mr. Franklin also previously served as a director of Apollo Investment Corporation, Liberty Acquisition Holdings (International) Company, GLG Partners, Inc. and Chairman of the Board of Liberty Acquisition Holdings Corp.

René-Pierre Azria	54	2002	Mr. Azria serves as President and CEO of Tegris LLC, a private investment bank and has over twenty-five years of corporate finance experience, working generally on large size transactions with a high degree of complexity. His industry experience is concentrated in technology, media and telecommunications, and also includes healthcare and consumer goods. Prior to Tegris, Mr. Azria was from 1996 to 2007 a Managing Director at Rothschild, Inc. and a Rothschild worldwide partner. Prior to joining Rothschild, Inc. in 1996, Mr. Azria served as Managing Director of Blackstone Indosuez and President of Financiére Indosuez Inc. in New York. Mr. Azria serves as a director of Phoenix Group Holdings. Mr. Azria also serves as a director of two privately held publishing companies.

Michael S. Gross	49	2007	Since March 2007, Mr. Gross has served as the Chairman and Chief Executive Officer of Solar Capital Ltd, a finance company focusing on debt and equity investments in leveraged companies. Mr. Gross was co-chairman of the investment committee of Magnetar Financial LLC, an investment management firm, and a senior partner in Magnetar Capital Partners LP, the holding company for Magnetar Financial LLC from July 2006 to April 2009. Mr. Gross was the Chairman, Chief Executive Officer, and Secretary of Marathon Acquisition Corp. from April 2006 to August 2008. Between February 2004 and February 2006, Mr. Gross was the President and Chief Executive Officer of Apollo Investment Corporation (“AIC”), a publicly traded business development company, and was the managing partner of Apollo Investment Management, L.P. (“AIM”), a leading private equity firm which he founded in 1990 and the investment adviser to AIC. From 1990 to February 2006, Mr. Gross was a senior partner at AIM. Mr. Gross currently serves on the boards of directors of Saks Incorporated and is chairman of the board of Global Ship Lease, Inc. During the last five years, Mr. Gross also previously served as a director of Alternative Asset Management Acquisition Corp., Marathon Acquisition Corp. and United Rentals, Inc.

The terms of the following Class II directors expire at the 2013 annual meeting:

Name	Age	Director Since	Business Experience
Ian G.H. Ashken	50	2001	Mr. Ashken is Vice Chairman and Chief Financial Officer of the Company and until February 15, 2007 was also Secretary of the Company. Mr. Ashken was appointed to the Board of Directors on June 25, 2001 and became Vice Chairman, Chief Financial Officer and Secretary effective September 24, 2001. Mr. Ashken is also a principal and executive officer of a number of private investment entities. Mr. Ashken also served as the Vice Chairman and/or Chief Financial Officer of three public companies, Benson Eyecare Corporation, Lumen Technologies, Inc and Bollé Inc. between 1992 and 2000. Mr. Ashken also serves as a director of Phoenix Group Holdings. During the last five years, Mr. Ashken also previously served as a director of GLG Partners, Inc.

Richard L. Molen	70	1993	Mr. Molen was the Chairman, President and Chief Executive Officer of Huffy Corporation, a sporting goods company, from September 1994 until his retirement in December 1997. Mr. Molen served as President and Chief Executive Officer of Huffy Corporation since April 1993, and had served on its Board of Directors since June 1984.

Robert L. Wood	56	2000	Mr. Wood is the former Chairman, President and CEO of Chemtura Corporation. Prior to Chemtura, Mr. Wood spent 27 years in various management positions at the Dow Chemical Company. He is currently a private investor and industry consultant. Mr. Wood also serves as a director of Praxair, Inc.

EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth the name, age and position of each of our executive officers as of April 1, 2011. The executive officers of the Company are appointed by and serve at the discretion of the Board of Directors of the Company.

Name	Age	Position
Martin E. Franklin	46	Chairman and Chief Executive Officer
Ian G.H. Ashken	50	Vice Chairman and Chief Financial Officer
James E. Lillie	49	President and Chief Operating Officer
John E. Capps	46	Executive Vice President, General Counsel and Secretary
Patricia J. Gaglione	50	Senior Vice President, Business Operations and Supply Chain
Patricia A. Mount	54	Senior Vice President and Chief Transition Officer
Richard T. Sansone	44	Senior Vice President and Chief Accounting Officer
J. David Tolbert	50	Senior Vice President, Human Resources and Corporate Risk

See the table of nominees for election as directors for biographical data with respect to Martin E. Franklin and Ian G.H. Ashken. See the narrative description of the employment agreements for Martin E. Franklin, Ian G.H. Ashken, James E. Lillie, John E. Capps and Richard T. Sansone for further terms with respect to the terms of their respective positions and employment.

James E. Lillie. Mr. Lillie is President and Chief Operating Officer of the Company. Mr. Lillie joined the Company in August 2003 as Chief Operating Officer and assumed the additional title and responsibilities of President effective January 2004. From 2000 to 2003, Mr. Lillie served as Executive Vice President of Operations at Moore Corporation, Limited, a diversified commercial printing and business communications company. From 1999 to 2000, Mr. Lillie served as Executive Vice President of Operations at Walter Industries, Inc., a Kohlberg, Kravis, Roberts & Company (“KKR”) portfolio company. From 1990 to 1999, Mr. Lillie held a succession of senior level management positions across a variety of disciplines including human resources, manufacturing, finance and operations at World Color, Inc., another KKR portfolio company.

John E. Capps. Mr. Capps is Executive Vice President, General Counsel and Secretary of the Company. Mr. Capps has been with the Company since January 2005. From 2003 to 2005, Mr. Capps was with American Household, Inc. which was acquired by the Company in January 2005, where he most recently served as Vice President-Legal. Prior to 2003, Mr. Capps was in private law practice with the firm Sullivan & Cromwell LLP.

Patricia J. Gaglione. Ms. Gaglione is our Senior Vice President, Business Operations and Supply Chain. Ms. Gaglione joined the Company in January 2005 as Vice President, Supply Chain and was promoted to her current position in January 2009. Prior to joining the Company, Ms. Gaglione most recently served as Vice President, Sourcing for RR Donnelley and Sons (formerly, Moore Corporation, Limited), from May 2001 to May 2004. From 1996 to 2001, Ms. Gaglione was General Manager, International Purchasing Office at Philips Electronics.

Patricia A. Mount. Ms. Mount is our Senior Vice President and Chief Transition Officer. Ms. Mount has been with the Company since August 2003. From August 2003 through January 2006, Ms. Mount served as Chief Financial Officer of Tilia, Inc., a subsidiary of the Company. Prior to joining the Company, Ms. Mount served as the Chief Financial Officer of network equipment manufacturer LuxN from 2000 to 2002. From 1993 to 2000, Ms. Mount served in various senior financial and operating roles at Quantum Corporation.

Richard T. Sansone. Mr. Sansone is the Senior Vice President and Chief Accounting Officer of the Company. Mr. Sansone has been with the Company since December 2005. Prior to joining the Company, he most recently served as Senior Vice President, Controller and Chief Accounting Officer of RR Donnelley and Sons (formerly, Moore Corporation, Limited), from April 2001 to December 2005. From 1992 to 2001, Mr. Sansone was with PricewaterhouseCoopers, LLP where he was an Audit Senior Manager.

J. David Tolbert. Mr. Tolbert is Senior Vice President, Human Resources and Corporate Risk of the Company. Mr. Tolbert has served in various management and executive roles in the areas of human resources, administration and corporate risk for the Company since 1993. From 1987 to 1993, Mr. Tolbert served in various human resource and operating positions at Ball Corporation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Company’s Compensation Committee of the Board (the “Committee”) establishes the salaries and other compensation of the executive officers of the Company, including its Chairman and Chief Executive Officer (“CEO”) and other Named Executive Officers (as defined below). The Committee consists of three independent directors, all of whom have considerable experience in executive compensation issues and management development. No member of the Committee has ever been an officer or employee of the Company, nor is there a direct or indirect relationship between any of the members of the Committee and any of the Company’s executive officers. The Committee operates under a written charter adopted by the Board of Directors that is available at the Company’s web site at www.jarden.com under the “Governance” tab.

The Committee has approved a compensation philosophy and objectives for the Company, which is described below.

Executive Compensation Philosophy and Objectives

The Committee continues to examine and refine our compensation philosophy, objectives and strategy throughout the fiscal year as part of our ongoing efforts to maintain “best practice” in this area and corporate governance in general. The Committee’s guiding principle is to assure that the Company’s compensation and benefits policies attract and retain the key employees necessary to support the Company’s growth and success, both operationally and strategically and to motivate their executives to achieve short and long-term goals with the ultimate objective of creating sustainable improvements in stockholder value. This principle guides the design and administration of compensation and benefits programs for the Company’s officers, other executives and the general workforce.

The total compensation package, which includes base salary, incentive compensation and other incentive opportunities in the form of grants under the Company’s stock incentive plans, is designed to allow the Company to attract, motivate, and retain top-quality executives. Such principles are accomplished by linking management’s compensation to the Company’s success in creating value for its stockholders. The levels of compensation at competitive companies, derived from compensation surveys provided by outside consultants, as well as other factors such as the Company’s performance, growth and relative stockholder return, achievement of specific financial goals, a subjective determination of the executive’s past performance and expected future contributions to the Company and the awards given to the executive in the past, are used for comparison in establishing the Company’s overall compensation plan for certain executive officers.

Use of Outside Consultants

The Committee retains an outside compensation and benefits consulting firm from time to time to respond directly to the Committee and its inquiries regarding management pay, compensation design and other related matters. The Committee may ask that management participate in these engagements. In recent years, the Company has engaged Towers Watson, a nationally recognized compensation consulting firm. In connection with the engagement of Towers Watson in 2010, as discussed below, the Committee had directed Towers Watson to work with members of management, including the Company’s Chief Financial Officer, to obtain information necessary for it to form its recommendations and evaluate management’s recommendations. Towers Watson also met with the Committee during the Committee’s regular meetings and in executive session, where no members of management were present, and with the Committee chair and other members of the Committee outside of the regular meetings. Towers Watson did not meet with the Company’s CEO in the course of such engagement. Use of a particular consulting firm by the Committee does not preclude management from hiring the same consulting firm. The Company participates in compensation surveys of Towers Watson to conduct a competitive compensation analysis including marketplace base salary, target annual incentive opportunity, target total annual compensation, actual total annual compensation, long-term incentive award level, target total direct compensation, and actual total direct compensation rates. The Company compares itself to general industry companies of comparable revenues for positions below the senior management level. For senior management positions, the Company looks at the general industry as well as high-growth and high-performing companies reflective of the Company’s strategic objectives, including:

Fortune Brands, Inc.	Coach Inc.
Harman International Industries, Incorporated	Pool Corporation
Oshkosh Corporation	Oxford Industries, Inc.
Thor Industries, Inc.	Garmin Ltd.
Phillips-Van Heusen Corporation	Danaher Corporation

The Committee does not believe, however, that it is appropriate to make any compensation decisions, whether regarding base salaries or incentive pay, primarily based upon benchmarking to a peer or other representative group of companies. The information from the outside consultant regarding pay practices at other companies has been provided to the Committee as a resource for their deliberations for executive compensation decisions and is useful in at least two respects. First, the Committee recognizes compensation practices must be competitive in the marketplace. Second, this marketplace information is one of the many factors that management and the Committee consider in assessing the reasonableness and appropriateness of our compensation programs. Although we do not target executive compensation to any peer group median, we strive to provide a compensation package that is competitive in the market and rewards each executive’s performance.

In 2010, the Committee engaged Towers Watson to (i) review salary and compensation structure of the Chairman and CEO and the President and Chief Operating Officer in light of the Company’s proposed separation of the Chairman and CEO roles, and (ii) develop comparative market data upon which the Company can evaluate the competitiveness and structure of certain executive compensation components. Based on the data and input from Towers Watson, the Committee structured and approved amendments to the employment agreements for each of Messrs. Franklin and Lillie, which amended agreements became effective in January 2011. See “Employment Agreements” below. The Committee believes that the terms of these employment agreements, as well as the employment agreements for its other Named Executive Officers, are still reasonable and appropriate based upon the Committee’s review of factors such as the levels of compensation at a broad range of representative companies, including companies reflective of the Company’s strategic objectives, size and/or growth profile, the Company’s performance, growth and relative stockholder return, the achievement of specific financial goals, such as achieving earnings per share targets, increasing cash flow, improving operating margins and reducing leverage, a subjective determination of the executive’s past performance and expected future contributions to the Company and the awards given to the executive in the past.

The Elements of the Company’s Compensation Program

For the fiscal year ended December 31, 2010, the components of compensation for Named Executive Officers were:

•	cash consideration;

•	equity-based consideration; and

•	perquisites and other personal and additional benefits.

Additional details on each element of our compensation program are outlined below.

Cash Compensation

For 2010, base salaries and target performance incentive compensation participation rates (percentage of base salary) for the Company’s Chairman and CEO, Vice Chairman and Chief Financial Officer (“CFO”),

President and Chief Operating Officer (“COO”), Executive Vice President, General Counsel and Secretary and Senior Vice President and Chief Accounting Officer were established pursuant to their respective employment agreements (described below under the heading “Employment Agreements”), while target performance incentive compensation participation rates (percentage of base salary) for the Company’s other executive officers were fixed by their respective employment agreement or by the Committee. Target incentive participation rates are established and reviewed based upon factors such as the Company’s performance and growth, achievement of specific financial goals and creation of stockholder value, a subjective determination of the executive’s past performance and expected future contributions to the Company, and aggregate compensation of persons holding similar positions with comparable companies.

For 2010, target incentive participation rates were 50% for the Chairman and CEO, the Vice Chairman and CFO, the President and COO, the Executive Vice President, General Counsel and Secretary and the Senior Vice President and Chief Accounting Officer. Payments of incentive compensation for 2010 could have ranged from zero to double the target bonus opportunity and were based on a goal for corporate performance as measured by as-adjusted earnings per share (“EPS”). EPS serves as a balanced indicator of sustained stockholder value. Therefore, the evaluation of executive performance based on this measure provides an incentive for individual executives to perform in the best interests of stockholders. The Committee establishes in advance any general types of adjustments it would make to EPS to determine such incentive compensation rates, and are set forth below. Reported earnings per share as disclosed in the Company’s Annual Report on Form 10-K would not take into account the adjustments as set forth below.

The table below sets forth the performance goals established by the Committee for the Named Executive Officers under the 2009 Stock Incentive Plan.

Performance Goal	EPS	Payout
Target EPS	$2.60	100% of target participation rate
Maximum EPS	$2.86	200% of target participation rate

For 2010, the Committee approved the payment of incentive compensation under the above referenced programs at double the targeted payout for each Named Executive Officer based on the Company’s achievement of EPS of $2.90. In determining the 2010 results for incentive compensation purposes, the Committee included in EPS adjustments for:

•	reorganization and acquisition-related integration costs and other items;

•	manufacturer’s profit in inventory charged to cost of sales which is the purchase accounting fair value adjustment to inventory;

•	impairment charges to goodwill and other intangible assets;

•	mark-to-market net gain primarily associated with the Company’s Euro denominated debt;

•	amortization of acquired intangible assets;

•	devaluation and hyperinflationary charges related to Venezuela; and

•	a tax provision adjustment which reflects the normalization of the as adjusted results to the Company’s 35.5% effective tax rate.

In addition to the payment of an annual incentive bonus, the Committee, in its sole discretion, may approve an additional discretionary bonus for certain Named Executive Officers for exceptional performance related to other corporate activity undertaken by the Company in any year. With regard to Messrs. Franklin, Ashken and Lillie, the discretionary compensation is based on the express terms of their employment agreements. For 2010, the Committee approved discretionary performance-based bonuses for each of Messrs. Franklin, Ashken and Lillie to recognize their contributions towards the Company achieving extraordinary performance during the year. In approving these bonuses, the Committee considered Messrs. Franklin, Ashken and Lillie’s outstanding leadership of the Company during fiscal year 2010 as evidenced by the Company’s successful completion of acquisitions, investments and capital market activities, including the strategic actions to successfully complete the acquisition of the Mapa Spontex Baby Care and Home Care businesses of Total, S.A. and related revenue synergy opportunities and the Company’s continued excellent performance achieved in an extraordinary economic environment.

Base salary, incentive compensation and the amount of discretionary bonus (total cash compensation) earned in 2010 by the Named Executive Officers are reflected in the “Salary,” “Bonus” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table set forth below.

Equity-Based Compensation

We believe that equity compensation is the most effective means of creating a long-term link between the compensation provided to officers and other key management personnel with returns realized by the Stockholders. In 2010, the Company maintained the Amended and Restated 2003 Stock Incentive Plan, as amended and the 2009 Stock Incentive Plan, to incentivize executive officers and other key employees.

Each of the Amended and Restated 2003 Stock Incentive Plan, as amended, and the 2009 Stock Incentive Plan, is designed to give the Board of Directors discretion and flexibility in designing incentive compensation packages to align the goals of management with those of our Stockholders and to motivate executive officers and key employees to improve the operations of the Company, thereby maximizing stockholder value. Pursuant to each of these plans, the Board of Directors may issue to employees, officers, directors, consultants, independent contractors and advisors of the Company and its subsidiaries incentive stock options, nonqualified stock options, restricted stock and cash bonuses. The specific types and size of awards to be granted (other than options granted to non-employee directors) and the terms and conditions of such awards are determined by the Committee subject to the provisions of the Amended and Restated 2003 Stock Incentive Plan, as amended, or the 2009 Stock Incentive Plan, as applicable.

The Committee generally makes awards based upon the employee’s position within the Company, scope of responsibility, ability to affect profits and stockholder value and a subjective review of the employee’s historic and recent performance. All awards to executive officers are within the discretion of the Committee subject to the terms of the Amended and Restated 2003 Stock Incentive Plan, as amended, or the 2009 Stock Incentive Plan, as applicable.

Our equity-based compensation program for executive officers primarily focuses on grants of performance-based restricted stock awards. This strategy was implemented to balance the Committee’s interest in (i) focusing executive officers on long-term metrics that create sustained stockholder value, (ii) more efficiently aligning long-term incentive costs with perceived value, (iii) attracting and retaining talent and (iv) remaining competitive with market changes and compensation practices.

Vesting of restricted stock awards is typically based on our results during a given performance period as measured by EPS, Segment Earnings and/or the increase in the price of our Common Stock. These metrics were chosen because of their relevance to our corporate strategy and objectives for the respective performance periods at the time of grant, the ability of executive officers to impact achievement of the performance goals, and our belief that achieving or exceeding these goals should result in sustained increases to stockholder value over the longer-term.

The Committee may from time to time grant supplemental time or performance vesting restricted stock grants to executive officers. These grants are typically made to attract new executives or as a retention device for current executives. Such awards typically vest over three or four years.

The Committee considers several factors when establishing the size of equity-based compensation grants to executive officers, including long-term incentive compensation awarded within comparator groups, the number of unvested stock-based awards held by the executive, the executive’s performance during the prior year and the executive’s expected contribution to our long-term performance. The Committee also considers the expected shareholder dilution and accounting cost attributable to our long-term incentive programs in establishing the total number of shares of Common Stock we make available through stock-based awards.

It has been the Committee’s practice, but not a firm policy, to grant stock-based awards to management, including executive officers, on an annual basis. Award levels and grant dates are approved by the Committee, and grants are made on or following the date of the Committee’s approval. The Committee will also approve any equity-based grants in connection with the hiring or promotion of an executive officer. The Committee has broad authority and discretion to grant such awards and there are no formalized procedures regarding the timing of such grants and whether such grants will continue to be granted on an annual basis or otherwise.

Perquisites and Other Personal and Additional Benefits

Executive officers participate in other employee benefit plans generally available to all employees on the same terms as similarly situated employees.

The Company’s 401(k) plan provides for a Company matching contribution equal to employee contribution up to 4% of the value of the individual employee’s base salary and further limited by Internal Revenue Services guidelines. For fiscal year 2009, the Company changed the 4% matching contribution to a discretionary, rather than mandatory, match. For fiscal year 2010, the Company gave a 1.25% discretionary matching contribution, as well as an additional 0.75% year-end contribution.

The Company provides Named Executive Officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain employees for key positions. The Committee, at least annually, reviews the levels of perquisites and other personal benefits provided to Named Executive Officers.

Certain Named Executive Officers are provided use of Company financial or tax planning assistance, while all receive payment of life insurance and long-term disability premiums, and Company contributions to the executive’s 401(k) plan. In addition, the Chairman and CEO of the Company, for security purposes, is required to use private corporate aircraft for all personal and business-related air travel unless a private aircraft is not reasonably available. If a private aircraft is not reasonably available, he shall be entitled to first class air travel for business-related travel. The costs to the Company associated with providing these benefits for executive officers named in the Summary Compensation Table are reflected in the “All Other Compensation” column of the Summary Compensation Table.

The Company does not have a formal policy or formula for (i) determining the precise allocation of each compensation element, (ii) allocating between long-term and currently paid-out compensation, (iii) allocating between cash and non-cash compensation, or (iv) allocating among different forms of non-cash compensation. As discussed in this “Compensation Discussion and Analysis” section, during the process of setting and allocating the various elements of compensation and when setting the individual components of compensation of our executive officers, the Committee considers the following:

•	the levels of compensation at a broad range of companies, including companies reflective of the Company’s strategic objectives, size and/or growth profile;

•	the Company’s performance, growth and relative stockholder return;

•	the achievement of specific financial goals;

•	a subjective determination of the executive’s past performance and expected future contributions to the Company;

•	the awards given to the executive in the past; and

•	the rank and responsibility of the executive.

As discussed above under the subheading “The Elements of the Company’s Compensation Program,” the components of the Company’s compensation program consist of: (i) cash consideration, which includes base salary and target performance incentive compensation, (ii) equity-based consideration, which includes incentive stock options, nonqualified stock options, restricted stock and cash bonuses issued under the Company’s outstanding stock incentive plans, and (iii) perquisites and other personal and additional benefits. Base salary, which is paid in cash, is fixed compensation in that it does not vary based on performance. Target performance incentive compensation is variable compensation in that it varies based upon performance against prescribed goals. Equity-based consideration, other than cash bonuses, issued under the Company’s outstanding stock incentive plans, are long-term incentives. The Company believes that a significant portion of executive compensation should be in target performance incentive compensation and equity-based consideration when compared to base salary. In addition, the Company believes that, in order to link management’s compensation to the Company’s success in creating value for its stockholders and to reward appropriately for superior performance, our Named Executive Officers should have a greater percentage of their total compensation in incentive or variable compensation and that for other executives, a significant, but lower, portion of their total compensation should be in incentive or variable compensation. This belief is illustrated by the component elements of compensation for our Named Executive Officers as set forth in the Summary Compensation Table below.

Accounting and Tax Considerations

The Committee generally seeks to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent deemed practicable, with respect to options and annual and long-term incentive programs in order to avoid losing the deduction for non-performance based compensation in excess of $1 million paid to one or more of the Named Executive Officers. The Committee has generally structured the Company’s compensation plans to include performance metrics with the objective that amounts paid under those plans and arrangements are tax deductible, including by having those plans approved by the Company’s Stockholders. In January 2011, the Committee determined it to be in the best interest of the Company to make certain amendments to the employment agreements for Messrs. Franklin and Lillie in order to structure their compensation in accordance with Section 162(m) of the Code. The Company has, and may in the future, determine to award compensation or modify compensation for any of the Named Executive Officers in a manner that does not meet the requirements of Section 162(m) of the Code when it deems it appropriate to achieve its compensation and other objectives or in the best interest of the Company.

We provide Messrs. Franklin, Ashken and Lillie with change of control provisions pursuant to their amended and restated employment agreements. Such agreements also provide for tax protection in the form of a gross up payment to reimburse the executive for any excise tax under Section 4999 of the Code as well as any additional income and employment taxes resulting from such reimbursement. Section 4999 of the Code imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment” and Section 280G of the Code disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change of control. A payment as a result of a change of control must exceed three (3)times the executive’s base amount in order to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount. The intent of the tax gross-up is to provide a benefit without a tax penalty to our executives who are displaced in the event of a change of control. We believe the provision of tax protection for excess parachute payments for Messrs. Franklin, Ashken and Lillie is consistent with market practice, is a valuable executive talent retention incentive and is consistent with the objectives of our overall executive compensation program.

Policy on Stock Trading and Hedging

Executives and other employees may not engage in any transaction in which they may profit from short-term speculative swings in the value of the Company’s securities. This prohibition includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and other hedging transactions designed to minimize an executive’s risk inherent in owning our stock, such as zero-cost collars and forward sale contracts. In addition, this policy is designed to ensure compliance with all insider trading rules.

Post-Employment and Other Events

Retirement, death, disability and change-in-control events trigger the payment of certain compensation to certain Named Executive Officers that is not available to all salaried members. Such compensation is payable pursuant to separately negotiated employment arrangements between such Named Executive Officers and the Company. Such compensation is discussed under the headings “Employment Agreements” and “Potential Payments Upon Termination or Change of Control.”

Role of Executive Officers in Compensation Decisions

The Committee determines the total compensation of our CEO and oversees the design and administration of compensation and benefit plans for all of the Company’s employees. Generally, our CEO makes recommendations to the Committee as it relates to the compensation of the other executive officers. In addition, our executive officers, including our CEO, CFO, COO and Senior Vice President of Human Resources and Corporate Risk, provide input and make proposals regarding the design, operation, objectives and values of the various components of compensation in order to provide appropriate performance and retention incentives for other key employees. These proposals may be made on the initiative of the executive officers or upon the request of the Committee. In addition, our internal legal personnel have met with the Committee to present topical issues for discussion and education as well as specific recommendations for review. Certain executive officers, including the Chairman and CEO and the Vice Chairman and CFO, attend a portion of most regularly scheduled Committee meetings, excluding executive sessions. The Committee may also obtain input from our human resources, legal, finance and tax functions, as appropriate, as well as one or more executive compensation-consulting firms regarding matters under consideration. The Committee has delegated to management certain responsibilities related to employee benefit matters. The Committee has formed two management committees that (i) oversee the investment of retirement plan assets and savings plan investment funds and (ii) administer benefit plans for employees. These committees are made up of the Company’s employees and report to the Committee periodically.

Summary

The Committee believes that the total compensation package has been designed to motivate key management to improve the operations and financial performance of the Company, thereby increasing the long-term market value of our Common Stock. The tables in this Executive Compensation section reflect the compensation structure established by the Committee.

Summary Compensation Table

The following summary compensation table sets forth information concerning the annual and long-term compensation earned by the Company’s CEO, CFO and three other executive officers of the Company whose annual salary and bonus during fiscal 2010 exceeded $100,000 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)(2)		Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compen- sation ($) (4)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($) (5)	Total ($)
Martin E. Franklin (6) Chairman and Chief Executive Officer	2010	$2,034,728	$2,034,728		$7,065,600	—	$2,034,728	—	$548,447	$13,718,231
	2009	1,975,688	3,399,064		12,135,721	—	2,075,625	—	347,574	19,933,672
	2008	1,998,750	1,499,688		—	—	—	—	481,013	3,979,451

Ian G.H. Ashken (7) Vice Chairman and Chief Financial Officer	2010	939,105	939,105		2,918,400	—	939,105	—	299,437	6,035,152
	2009	911,856	1,591,875		5,894,150	—	957,981	—	185,731	9,541,593
	2008	922,500	705,625		—	—	—	—	307,756	1,935,881

James E. Lillie (8) President and Chief Operating Officer	2010	748,475	750,000		1,228,800	—	748,475	—	61,231	3,536,981
	2009	643,366	1,088,157		3,320,189	—	675,909	—	48,643	5,776,264
	2008	650,875	792,519	(11)	—	—	—	—	33,088	1,476,482

John E. Capps (9) Executive Vice President, General Counsel and Secretary	2010	367,719	—		447,564	—	367,719	—	7,960	1,190,962
	2009	372,548	224,220		433,778	148,650	372,548	—	4,863	1,556,607
	2008	358,750	139,688		—	375,000	—	—	11,578	885,016

Richard T. Sansone (10) Senior Vice President and Chief Accounting Officer	2010	369,000	—		450,433	—	369,000	—	2,453	1,190,886
	2009	373,846	225,000		1,181,751	151,128	373,846	—	2,421	2,307,992
	2008	360,000	140,000		—	375,000	—	—	2,553	877,553

(1)	Messrs. Franklin, Ashken and Lillie agreed to forego their contractual annual CPI increase of 2.25% as well as take a 5% reduction to their bi-weekly gross pay as of December 31, 2008. Based on a bi-weekly pay schedule, once every eleven years, the Company has 27 pay periods. This occurred in 2009.

(2)	The amounts shown in the Bonus column include discretionary-based bonuses, but exclude performance based bonuses paid under the Company’s Amended and Restated 2003 Stock Incentive Plan, as amended, or the 2009 Stock Incentive Plan, as applicable.

(3)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards made during the applicable year. For discussions of the relevant assumptions, see Note 13 to our audited financial statements for the fiscal year ended December 31, 2010, included in our Annual Report on Form 10-K filed with the SEC on February 24, 2011; Note 13 to our audited financial statements for the fiscal year ended December 31, 2009, included in our Annual Report on Form 10-K filed with the SEC on February 24, 2010; and Note 13 to our audited financial statements for the fiscal year ended December 31, 2008, included in our Annual Report on Form 10-K filed with the SEC on February 23, 2009. Amounts shown in the Stock Awards column for 2009 also include cash payments of $962,421 and $137,489 for Messrs. Franklin and Lillie, respectively, that were made in lieu of additional shares of restricted stock because the Company did not have sufficient shares pursuant to the Amended and Restated 2003 Stock Incentive Plan, as amended, to grant the number of shares of restricted stock required to be granted to Messrs. Franklin and Lillie in 2009.

Messrs. Franklin, Ashken and Lillie received performance-based equity awards in January 2010 of 1,000,000, 250,000 and 150,000 shares, respectively. The grant date fair value of these performance awards were $32 per share. Should the performance condition be met, the maximum value of these awards would be $32,000,000, $8,000,000 and $4,800,000, respectively. The restrictions on these awards will lapse ratably when the Company’s EPS for any fiscal year ending on or before December 31, 2014 equals or exceeds certain specified thresholds in the grant, with vesting commencing when EPS exceeds $4.50 and full vesting occurring when EPS equals or exceeds $5.00. At grant date the outcome of achieving the performance conditions was deemed improbable for purposes of FASB ASC Topic 718.

(4)	The performance-based bonuses listed for 2009 were earned in 2009 and paid to the Named Executive Officers in March 2010, under the Company’s Amended and Restated 2003 Stock Incentive Plan, as amended. The performance-based bonuses listed for 2010 were earned in 2010 and paid to the Named Executive Officers in March 2011, under the Company’s 2009 Stock Incentive Plan. Based on a bi-weekly pay schedule, once every eleven years, the Company has 27 pay periods. This occurred in 2009.

(5)	The amounts shown in the “All Other Compensation” column for 2010 are comprised as follows:

Mr. Franklin—Company-provided life insurance and long-term disability premiums, $2,970; imputed taxable income on individual life and disability policies, $117,447; the Company’s contribution on the employee’s 401(k) plan, $5,376; personal use of the Company aircraft to which Mr. Franklin is entitled under his employment agreement, valued at the incremental cost of such use to the Company, $390,342; financial consulting fees paid by the Company, $26,000; and health costs not covered under a Company provided health insurance policy, $6,312. We valued the incremental cost of the aircraft using a method that takes into account aircraft fuel expenses per flight hour and engine maintenance expenses per flight hour attributable to personal use; and to the extent attributable to personal use, any landing, parking and handling fees; flight planning expenses; crew travel expenses; supplies and catering; excise taxes; and customs, foreign permit and similar fees.

Mr. Ashken—Company-provided life insurance and long-term disability premiums, $2,970; personal use of the Company aircraft, valued at the incremental cost of such use to the Company in excess of amounts pre-paid by Mr. Ashken for such use pursuant to the terms of his employment agreement, $189,068; imputed taxable income on individual life and disability policies, $93,956; the Company’s contribution on the employee’s 401(k) plan, $5,893; and financial consulting fees paid by the Company, $7,550. We valued the incremental cost of the aircraft using a method that takes into account aircraft fuel expenses per flight hour and engine maintenance expenses per flight hour attributable to personal use; and to the extent attributable to personal use, any landing, parking and handling fees; flight planning expenses; crew travel expenses; supplies and catering; excise taxes; and customs, foreign permit and similar fees.

Mr. Lillie—Company-provided life insurance and long-term disability premiums, $2,970; personal use of the Company aircraft, valued at the incremental cost of such use to the Company in excess of amounts pre-paid by Mr. Lillie for such use, $32,327; imputed taxable income on individual life and disability policies, $21,118; and the Company’s contribution on the employee’s 401(k) plan, $4,816. We valued the incremental cost of the aircraft using a method that takes into account aircraft fuel expenses per flight hour and engine maintenance expenses per flight hour attributable to personal use; and to the extent attributable to personal use, any landing, parking and handling fees; flight planning expenses; crew travel expenses; supplies and catering; excise taxes; and customs, foreign permit and similar fees.

Mr. Capps—Company-provided life insurance and long-term disability premiums, $2,445; and the Company’s contribution on the employee’s 401(k) plan, $5,515.

Mr. Sansone—Company-provided life insurance and long-term disability premiums, $2,453.

(6)	Mr. Franklin was appointed Chairman and Chief Executive Officer in September 2001. Effective January 1, 2002, the Company entered into an employment agreement with Mr. Franklin. This agreement was amended and restated effective October 1, 2003. This agreement was further amended and restated in January 2005, amended and restated in May 2007, amended in November 2007 and in January, March and December 2009, and amended and restated in January 2011. See “Employment Agreements” below.

(7)	Mr. Ashken was appointed Vice Chairman, Chief Financial Officer and Secretary in September 2001. Effective as of February 15, 2007, Mr. Ashken is no longer Secretary of the Company. Effective January 1, 2002, the Company entered into an employment agreement with Mr. Ashken. This agreement was amended and restated effective October 1, 2003. This agreement was further amended and restated in January 2005, amended and restated in May 2007, amended in November 2007 and in January and December 2009, and amended and restated in January 2011. See “Employment Agreements” below.

(8)	Mr. Lillie joined the Company as Chief Operating Officer in August 2003 and assumed the additional title and responsibilities of President effective January 2004. The Company entered into an employment agreement with Mr. Lillie effective August 4, 2003. This agreement was amended and restated in January 2005, amended and restated in May 2007, amended in November 2007 and in January, March and December 2009, and amended and restated in January 2011. See “Employment Agreements” below.

(9)	Mr. Capps was appointed Senior Vice President, General Counsel and Secretary in February 2007, and became Executive Vice President, General Counsel and Secretary in December 2010. The Company entered into an employment agreement with Mr. Capps effective May 24, 2007. This agreement was amended in November 2007. See “Employment Agreements” below.

(10)	Mr. Sansone was appointed Senior Vice President and Chief Accounting Officer of the Company in July 2006. The Company entered into an employment agreement with Mr. Sansone effective May 24, 2007. This agreement was amended in November 2007. See “Employment Agreements” below.

(11)	Includes a payment of a $304,800 discretionary bonus for performance in 2007, but paid to Mr. Lillie in 2008.

Grants of Plan-Based Awards

The following table contains certain information regarding grants of plan-based awards in fiscal year 2010 to each of the Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Martin E. Franklin	1/5/2010	$0	$1,017,364	$2,034,728	—	—	—	230,000	—	—	$7,065,600
	1/5/2010							1,000,000	—	—	32,000,000

Ian G.H. Ashken	1/5/2010	0	469,526	939,105	—	—	—	95,000	—	—	2,918,400
	1/5/2010							250,000	—	—	8,000,000

James E. Lillie	1/5/2010	0	374,238	748,475	—	—	—	40,000	—	—	1,228,800
	1/5/2010							150,000	—	—	4,800,000

John E. Capps	7/21/2010	0	183,860	367,719	—	—	—	15,600	—	—	447,564

Richard T. Sansone	7/21/2010	0	184,500	369,000	—	—	—	15,700	—	—	450,433

(1)	These columns reflect threshold, target and maximum payout levels under our 2009 Stock Incentive Plan for 2010 performance. The actual amount earned by each Named Executive Officer is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information about our 2009 Stock Incentive Plan is included in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)	Grant was issued from the Company’s 2009 Stock Incentive Plan.

In 2010, certain Named Executive Officers, Messrs. Franklin, Ashken and Lillie, received restricted stock awards in accordance with the terms of their employment agreements. The other Named Executive Officers, Messrs. Capps and Sansone, do not have equity-based compensation provisions in their employment agreements, and therefore they were considered by the Compensation Committee for grants of stock-based awards in 2010 in connection with the Company’s annual routine equity grant to employees of the Company which is consistent with the Company’s equity compensation philosophy. The Compensation Committee awarded Messrs. Capps and Sansone shares of restricted stock, of which (i) two-thirds vests in July 2013 if the Company’s Segment Earnings performance target has been achieved and (ii) one-third vests in July 2013.

In connection with a strategic review of incentive compensation undertaken by the Compensation Committee of the Board of Directors concurrent with the announcement of the Company’s acquisition of the Mapa Spontex Baby Care and Home Care businesses of Total, S.A., and certain strategic goals and objectives established by the Compensation Committee of the Board of Directors to drive long-term performance of the Company by promoting the creation of stockholder value and maximizing the growth in the Company’s earnings over time, Messrs. Franklin, Ashken and Lillie received additional restricted stock awards in 2010. The restrictions on these grants will lapse ratably when the Company’s as-adjusted earnings per share (“EPS”) for any fiscal year ending on or before December 31, 2014 equals or exceeds certain specified thresholds in the grant, with vesting commencing when EPS exceeds $4.50 and full vesting occurring when EPS equals or exceeds $5.00, or upon a change in control of the Company (as defined in their respective employment agreements).

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning stock options and stock awards held by the Named Executive Officers at December 31, 2010:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Martin E. Franklin	141,577	—	—	$8.60	7/02/2012	—	—	230,000	$7,100,100
	231,003	—	—	8.60	7/02/2012	—	—	1,000,000	30,870,000
Ian G.H. Ashken						—	—	95,000	2,932,650
						—	—	250,000	7,717,500
James E. Lillie	225,000	—	—	12.67	8/08/2013	—	—	40,000	1,234,800
	37,500	—	—	18.89	1/02/2014	—	—	150,000	4,630,500
John E. Capps	6,207	—	—	29.46	5/04/2012	—	—	21,400	660,618
	5,043	—	—	29.46	5/04/2012	—	—	15,600	481,572
	33,334	16,666	—	21.05	7/24/2015	—	—	—	—
	5,000	10,000	—	20.27	7/15/2016	—	—	—	—
Richard T. Sansone	33,334	16,666	—	21.05	7/24/2015	30,000	926,100	21,300	657,531
	5,084	10,166	—	20.27	7/15/2016			15,700	484,659

(1)	The options granted vest and become exercisable in equal installments over a three-year period, commencing on the date of grant.

(2)	Mr. Sansone: The restricted share award of 30,000 vests ratably over a three-year period on each anniversary date beginning on January 3, 2011 now that the Segment Earnings performance target has been achieved.

(3)	Mr. Franklin: The restrictions lapse on Mr. Franklin’s 230,000 restricted shares on the date that the average closing price on the NYSE (or such other national securities exchange on which the common stock may then be traded) for any period of five consecutive trading days equals or exceeds $48.70 per share. The restrictions lapse on Mr. Franklin’s 1,000,000 restricted shares will lapse ratably when the Company’s EPS for any fiscal year ending on or before December 31, 2014 equals or exceeds certain specified thresholds in the grant, with vesting commencing when EPS exceeds $4.50 and full vesting occurring when EPS equals or exceeds $5.00.

Mr. Ashken: The restrictions lapse on Mr. Ashken’s 95,000 restricted shares on the date that the average closing price on the NYSE (or such other national securities exchange on which the common stock may then be traded) for any period of five consecutive trading days equals or exceeds $48.70 per share. The restrictions lapse on Mr. Ashken’s 250,000 restricted shares will lapse ratably when the Company’s EPS for any fiscal year ending on or before December 31, 2014 equals or exceeds certain specified thresholds in the grant, with vesting commencing when EPS exceeds $4.50 and full vesting occurring when EPS equals or exceeds $5.00.

Mr. Lillie: The restrictions lapse on Mr. Lillie’s 40,000 restricted shares on the date that the average closing price on the NYSE (or such other national securities exchange on which the common stock may then be traded) for any period of five consecutive trading days equals or exceeds $48.70 per share. The restrictions lapse on Mr. Lillie’s 150,000 restricted shares will lapse ratably when the Company’s EPS for any fiscal year ending on or before December 31, 2014 equals or exceeds certain specified thresholds in the grant, with vesting commencing when EPS exceeds $4.50 and full vesting occurring when EPS equals or exceeds $5.00.

Mr. Capps: The restrictions lapse on 21,400 shares in July 2012 if the Company’s Segment Earnings equals or exceeds $1.8 billion for the January 2, 2009 through January 2, 2012 period. The restricted share award of 15,600 vests as follows: (i) two-thirds vests in July 2013 if the Company’s Segment Earnings equals or exceeds $2.1 billion for the January 2, 2010 through January 2, 2013 period; and (ii) one-third vests in July 2013.

Mr. Sansone: The restrictions lapse on 21,300 shares in July 2012 if the Company’s Segment Earnings equals or exceeds $1.8 billion for the January 2, 2009 through January 1, 2012 period. The restricted share award of 15,700 vests as follows: (i) two-thirds vests in July 2013 if the Company’s Segment Earnings equals or exceeds $2.1 billion for the January 2, 2010 through January 2, 2013 period; and (ii) one-third vests in July 2013.

Option Exercises and Stock Vested During Fiscal 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Martin E. Franklin	—	$—	230,000	$7,969,500
Ian G.H. Ashken	231,937	5,850,087	95,000	3,291,750
James E. Lillie	—	—	40,000	1,386,000
John E. Capps	—	—	—	—
Richard T. Sansone	—	—	—	—

Pension Benefits – Fiscal 2010

Our Named Executive Officers received no benefits in fiscal 2010 from the Company under defined pension or defined contribution plans other than our tax-qualified 401(k) plan.

Non-Qualified Deferred Compensation

Our Named Executive Officers received no benefits in fiscal 2010 from the Company under non-qualified deferred compensation plans other than our tax-qualified 401(k) plan.

Compensation Committee Report

The Company’s Compensation Committee of the Board (the “Compensation Committee”) has submitted the following report for inclusion in this Proxy Statement:

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

Respectfully submitted.	Compensation Committee
Robert L. Wood, Chairman
Irwin D. Simon, Vice Chairman
René-Pierre Azria
Michael S. Gross

The Report of the Compensation Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference in to any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Report of the Compensation Committee by reference therein.

Compensation Committee Interlocks and Insider Participation

During fiscal 2010, the Compensation Committee was comprised of Messrs. Wood (Chairman), Simon (Vice Chairman), Azria and Gross.

No member of the Compensation Committee during 2010 was an officer, employee or former officer of the Company or any of its subsidiaries or had any relationship requiring disclosure herein pursuant to SEC regulations. No executive officer of the Company served as a member of a compensation committee or a director of another entity under circumstances requiring disclosure under SEC regulations.

Employment Agreements

Martin E. Franklin, Ian G.H. Ashken and James E. Lillie

The Company’s amended and restated employment agreement with Martin E. Franklin, dated as of January 5, 2011, provides for his employment as Chairman and Chief Executive Officer of the Company through December 31, 2012, subject to certain termination rights and renewal provisions. Mr. Franklin’s employment agreement provides that he will receive an annual base salary of at least $2,034,728, subject to an annual increase at least equal to the change in Consumer Price Index. In addition, Mr. Franklin is entitled to receive an operating bonus of up to 50% of base salary each year for achieving the Company’s earnings per share budget or up to 100% of base salary each year for achieving earnings per share equal to the performance target set by the Committee for payment of maximum bonus of the Company’s employees generally, in each case based on the annual budget approved by the Board of Directors. For a description of the performance targets established by the Board of Directors for 2010, see the “Compensation Discussion and Analysis” section above. In addition, Mr. Franklin is eligible for a performance-based discretionary bonus related to other corporate activity undertaken by the Company of up to 100% of base salary each year, at the discretion of the Board or Compensation Committee. For a description of the performance-based discretionary bonus for 2010, see the “Compensation Discussion and Analysis” section above. Pursuant to Mr. Franklin’s employment agreement, Mr. Franklin shall be entitled to receive an annual grant of 230,000 shares of restricted stock in 2011 and 300,000 shares of restricted stock in 2012 pursuant to the Company’s then current stock incentive plan, with the vesting restrictions and terms set forth below. On January 5, 2011, the grant for 2011 was awarded and Mr. Franklin received 230,000 shares of restricted stock subject to the vesting restrictions set forth below (the “Franklin 2011 Grant”). Mr. Franklin’s employment agreement also entitles him to participate in the medical, insurance and other fringe benefit plans or policies the Company may make available to, or have in effect for, its personnel with commensurate duties from time to time. Mr. Franklin’s employment agreement also provides for certain other ancillary benefits, including the reimbursement of all reasonable business expenses and, for security purposes, use of private aircraft transportation for all travel, at the Company’s expense. The Company shall also bear expenses for Mr. Franklin’s personal use of private aircraft transportation that does not exceed 75 hours in any calendar year. In addition, the agreement requires the Company to provide Mr. Franklin with $10 million of life insurance. Mr. Franklin shall also be entitled to, if for any reason Mr. Franklin shall not be covered by a health insurance policy of the Company, an annual medical, dental, vision care and other health care allowance of up to $30,000 for unreimbursed expense incurred by Mr. Franklin or any of his immediate family members.

The Company’s amended and restated employment agreement with Ian G.H. Ashken, dated as of January 5, 2011, provides for his employment as Vice Chairman and Chief Financial Officer of the Company through December 31, 2012, subject to certain termination rights and renewal provisions. Mr. Ashken’s employment agreement provides that he will receive an annual base salary of $939,105, subject to an annual increase at least equal to the change in Consumer Price Index. In addition, Mr. Ashken is entitled to receive an operating bonus of up to 50% of base compensation each year for achieving the Company’s earnings per share budget or up to 100% of base compensation each year for achieving earnings per share equal to the performance target set by the Committee for payment of maximum bonus of the Company’s employees generally, in each case based on the annual budget approved by the Board of Directors. For a description of the performance targets established by the Board of Directors for 2010, see the “Compensation Discussion and Analysis” section above. In addition, Mr. Ashken is eligible for a performance-based discretionary bonus related to other corporate activity undertaken by the Company of up to 100% of base compensation each year, at the discretion of the Board or Compensation Committee. For a description of the performance-based discretionary bonus for 2010, see the “Compensation Discussion and Analysis” section above. Pursuant to Mr. Ashken’s employment agreement, Mr. Ashken shall be entitled to receive an annual grant of 95,000 shares of restricted stock in 2011 and 135,000 shares of restricted stock in 2012 pursuant to the Company’s then current stock incentive plan, with the vesting restrictions and terms set forth below. On January 5, 2011, the grant for 2011 was awarded and Mr. Ashken received 95,000 shares of restricted stock subject to the vesting restrictions’ set forth below (the “Ashken 2011 Grant”). Mr. Ashken’s employment agreement also entitles him to participate in the medical, insurance and other fringe benefit plans or policies the Company may make available to, or have in effect for, its personnel with commensurate duties from time to time. Mr. Ashken’s employment agreement also provides for certain other ancillary benefits, including the reimbursement of all reasonable business expenses and use of any airplanes that the Company owns or is entitled to use at the actual (if determinable) or estimated direct cost of such use. In addition, the agreement requires the Company to provide Mr. Ashken with $6 million of life insurance.

Each of Messrs. Franklin’s and Ashken’s employment agreement contains a non-competition covenant and non-solicitation provisions (relating to the Company’s employees and customers) effective during the term of his employment and during the greater of (i) a period of three years after any termination of Mr. Franklin’s or Mr. Ashken’s employment or (ii) any period thereafter during which Mr. Franklin or Mr. Ashken continues to receive benefits under the employment agreement, other than in cases of a termination by the Company without cause, by Mr. Franklin or Mr. Ashken with good reason, or if Mr. Franklin’s or Mr. Ashken’s employment is not renewed. For a description of any amount to be received by Messrs. Franklin and Ashken in the event their employment is terminated or due to a change of control of the Company, see the Section titled “Potential Payments on Termination or Change of Control.”

The Company’s amended and restated employment agreement with James E. Lillie, dated as of January 5, 2011, provides for his employment as President and Chief Operating Officer of the Company through December 31, 2012, subject to certain termination rights and renewal provisions. Mr. Lillie’s employment agreement provides that he will receive an annual base salary of $750,000 per year, subject to an annual increase at least equal to the change in the Consumer Price Index. In addition, Mr. Lillie is entitled to receive an operating bonus of up to 50% of base compensation in each year if the Company achieves the Company’s budgeted earnings per share target for such year as approved by the Board of Directors and up to 100% of base compensation in each year if the Company achieves earnings per share equal to the performance target set by the Committee for payment of maximum bonus to the Company’s employees generally. For a description of the performance targets established by the Board of Directors for 2010, see the “Compensation Discussion and Analysis” section above. In addition, Mr. Lillie is eligible for a performance-based discretionary bonus related to other corporate activity undertaken by the Company of up to 50% of base compensation each year, at the discretion of the Board or Compensation Committee. For a description of the performance-based discretionary bonus for 2010, see the “Compensation Discussion and Analysis” section above. Pursuant to Mr. Lillie’s employment agreement, Mr. Lillie shall be entitled to receive an annual grant of 70,000 shares of restricted stock in 2011 and 2012 pursuant to the Company’s then current stock incentive plan, with the vesting restrictions and terms set forth below. On January 5, 2011, the grant for 2011 was awarded and Mr. Lillie received 70,000 shares of restricted stock subject to the vesting restrictions set forth below (the “Lillie 2011 Grant”). Mr. Lillie will receive a prescribed severance pay amount if he is terminated without cause or suffers a specified disability. Mr. Lillie’s employment agreement also entitles him to participate in the medical, insurance and other fringe benefit plans or policies the Company may make available to, or have in effect for, its personnel with commensurate duties from time to time. In addition, the employment agreement requires the Company to reimburse Mr. Lillie up to $25,000 per year for the cost of premiums for life insurance for the benefit of Mr. Lillie. Mr. Lillie’s employment agreement contains a non-competition covenant and non-solicitation provisions (relating to the Company’s employees and customers) effective during the term of his employment and continuing for a period of 12 months after the expiration or termination of Mr. Lillie’s employment. For a description of any amount to be received by Mr. Lillie in the event his employment is terminated or due to a change of control of the Company, see the Section titled “Potential Payments on Termination or Change of Control.”

On November 7, 2007, the Company entered into an equity vesting lock-up and amendment agreement with each of Messrs. Franklin, Ashken and Lillie amending their respective employment agreements, which restrict until November 7, 2012, Messrs. Franklin, Ashken and Lillie from offering, selling, transferring, contracting to sell, or otherwise disposing of, directly or indirectly, any of the restricted stock subject to such agreements, without prior written consent of the Company, except as set forth below. Notwithstanding the foregoing, each of Messrs. Franklin, Ashken and Lillie shall generally be entitled to sell up to but no more than 20% of such shares of such stock in any calendar year during the period from January 1, 2008 through December 31, 2012 and as fully set forth in such agreements. Each of Messrs. Franklin, Ashken and Lillie shall be entitled to sell all of such stock at any time on or after January 1, 2013, subject to applicable law, regulation or stock exchange rule. The foregoing restrictions on transfer shall lapse upon the first to occur of (i) a termination of employment with the Company, (ii) a change of control of the Company and/or (iii) a tender for all of the Company’s issued and outstanding shares of Common Stock.

Each of Messrs. Franklin’s, Ashken’s and Lillie’s employment agreements provides that the restrictions on any remaining awards of restricted stock granted to Messrs. Franklin, Ashken and Lillie will lapse based on achievement of a target appreciation in the stock price of the Common Stock of the Company set by the Compensation Committee at the time of the grant as follows: (i) the vesting target shall be achieved on the date that the average closing price of the Company’s Common Stock for any five consecutive trading days equals or exceeds a price representing an increase over the closing price on the last trading day of the prior calendar year at least equal to the target stock price appreciation percentage set by the Compensation Committee of the Company’s Board of Directors (up to certain maximums set forth in the respective employment agreements), or (ii) the date there is a change of control (as defined in the respective employment agreements) of the Company prior to achievement of the vesting targets for each annual grant. Upon satisfaction of the conditions and the lapsing of the restrictions on each grant of restricted stock, the executive shall be entitled to sell only 20% (but not more than 20%) of such vested shares in any calendar year ending prior to January 1, 2012, provided that executive shall be entitled to sell all such vested shares at any time on or after January 1, 2012. The foregoing 20% limitation shall lapse upon a change of control of the Company.

Each of Messrs. Franklin’s, Ashken’s and Lillie’s employment agreements provides that if it shall be determined that any payment, distribution or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit and the acceleration of exercisability of any stock option) to Messrs. Franklin, Ashken or Lillie or for any of their respective benefits (whether paid or payable or distributed or distributable) pursuant to the terms of their respective employment agreements or otherwise (a “Payment”) would be subject, in whole or in part, to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Messrs. Franklin, Ashken or Lillie shall be entitled to receive from the Company an additional payment (the “Gross-Up Payment”) in an amount such that the net amount of the Payment and the Gross-Up Payment retained by Mr. Franklin, Mr. Ashken or Mr. Lillie after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the Payment and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment and taking into account any lost or reduced tax deductions on account of the Gross-Up Payment, shall be equal to the Payment.

The terms of the Franklin 2011 Grant, the Ashken 2011 Grant and the Lillie 2011 Grant provided that the restrictions on the shares would lapse on the earlier to occur of: (i) the last day of any five consecutive trading day period during which the average closing price of the Company’s Common Stock on the NYSE (or such other securities exchange on which the Company’s Common Stock may then be traded) equals or exceeds thirty four dollars ($34.00), or (ii) the date there is a Change in Control of the Company (as defined in their respective employment agreements).

John E. Capps and Richard T. Sansone

The Company’s employment agreement with John E. Capps, dated as of May 24, 2007, as amended, provides for an initial two-year term subject to successive one-year renewal terms, such renewal terms to be automatic unless either party gives prior written notice of non-renewal. Under the employment agreement, Mr. Capps currently receives an annual base salary of $450,000, as well as a bonus package based on the Company’s performance. Mr. Capps voluntarily agreed to accept a 5% pay decrease during fiscal year 2009 from the base rate of pay in effect for Mr. Capps as of December 31, 2008, which decrease was effective for the first six months of the 2009 fiscal year, in recognition of the then recessionary macroeconomic environment and its impact on the Company. Mr. Capps’ employment agreement also entitles him to participate in the medical, insurance and other fringe benefit plans or policies the Company may make available to, or have in effect for, its personnel with commensurate duties from time to time.

The Company’s employment agreement with Richard T. Sansone, dated as of May 24, 2007, as amended, provides for an initial two-year term subject to successive one-year renewal terms, such renewal terms to be automatic unless either party gives prior written notice of non-renewal. Under the employment agreement, Mr. Sansone currently receives an annual base salary of $400,000, as well as a bonus package based on the Company’s performance. Mr. Sansone voluntarily agreed to accept a 5% pay decrease during fiscal year 2009 from the base rate of pay in effect for Mr. Sansone as of December 31, 2008, which decrease was effective for the first six months of the 2009 fiscal year, in recognition of the then recessionary macroeconomic environment and its impact on the Company. Mr. Sansone’s employment agreement also entitles him to participate in the medical, insurance and other fringe benefit plans or policies the Company may make available to, or have in effect for, its personnel with commensurate duties from time to time.

Each of Messrs. Capps’ and Sansone’s employment agreement contains a non-competition covenant and non-solicitation provisions (relating to the Company’s employees and customers) effective during the term of his employment and continuing for a period of 12 months after the expiration or termination of Messrs. Capps’ or Sansone’s employment. For a description of any amount to be received by each of Messrs. Capps and Sansone in the event his employment is terminated or due to a change of control of the Company, see the Section titled “Potential Payments on Termination or Change of Control.”

On November 7, 2007, the Company entered into an equity vesting lock-up and amendment agreement with each of Messrs. Capps and Sansone amending their respective employment agreements in which the Company agreed to: (i) (a) accelerate the vesting of 5,624 options previously granted to Mr. Capps, and (b) accelerate the vesting of 25,875 shares of restricted stock previously granted to Mr. Capps; and (ii) accelerate the vesting of 29,000 shares of restricted stock previously granted to Mr. Sansone. Pursuant to such equity vesting lock-up and amendment agreements, each of Messrs. Capps and Sansone is prohibited until November 7, 2012, from offering, selling, transferring, contracting to sell, or otherwise disposing of, directly or indirectly, any of such stock without prior written consent of the Company, except as set forth below. Notwithstanding the foregoing, each of Messrs. Capps and Sansone shall generally be entitled to sell up to but no more than 20% of such shares of such stock in any calendar year during the period from January 1, 2008 through December 31, 2012 and as fully set forth in the equity vesting lock-up and amendment agreements. Each of Messrs. Capps and Sansone shall be entitled to sell all of such stock at any time on or after January 1, 2013, subject to applicable law, regulation or stock exchange rule.

Potential Payments Upon Termination or Change of Control

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a Named Executive Officer at, following, or in connection with any termination of employment including by resignation, retirement, disability or a constructive termination of a Named Executive Officer, or our change of control or a change in the Named Executive Officer’s responsibilities. However, in accordance with SEC regulations, we do not report any amount to be provided to a Named Executive Officer under any arrangement which does not discriminate in scope, terms, or operation in favor of our executive officers and which are available generally to all salaried employees. These benefits are in addition to the benefits to which the executives would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA).

For the purpose of the quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on the last business day of our most recently completed fiscal year, and that the price per share of our Common Stock is the closing market price as of that date is $30.87. The description set forth below provides estimates of the compensation and benefits that would be provided to the Named Executive Officers upon their termination of employment; however, in the event of an executive’s separation from the Company, any actual amounts will be determined based on the facts and circumstances in existence at that time.

Martin E. Franklin and Ian G.H. Ashken: Benefits Payable Upon Early Termination; Change of Control

If (1) an early termination of the employment period of Mr. Franklin or Mr. Ashken occurs pursuant to (a) a termination on account of executive’s death, (b) a termination due to executive’s Disability (as defined below), (c) a Termination for Cause (as defined below), (d) a Termination Without Cause (as defined below), (e) a Termination for Good Reason (as defined below) or (f) a Termination Not for a Good Reason (as defined below), or (2) following a Change of Control (as defined below) of the Company after which the executive remains employed by the Company or its successor under the terms of his current employment agreement, Mr. Franklin or Mr. Ashken (or, in the event of his death, his respective surviving spouse, if any, or his respective estate) shall be paid the following:

Martin E. Franklin

Payment upon Separation	Death on 12/31/10	Disability on 12/31/10	For Cause Termination on 12/31/10	Termination Without Cause on 12/31/10	Termination for Good Reason on 12/31/10	Termination Not for Good Reason on 12/31/10	Change of Control on 12/31/10 where executive stays employed with the Company	Termination due to a Change of Control on 12/31/10
Earned Salary (1)	$39,129	$39,129	$39,129	$39,129	$39,129	$39,129	$—	$39,129
Severance Benefits (2)	13,078,562	—	—	7,556,645	7,556,645	—	—	18,600,479
Vested Benefits (3)	—	—	—	—	—	—	—	—
Additional Termination Benefits (4)	38,732,724	38,732,724	—	38,732,724	38,732,724	—	54,331,200	55,093,824
Parachute Tax Gross-Up Payment	—	—	—	—	—	—	—	—

(1)	Earned Salary means any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the employment period ends.

(2)

Severance Benefits means an amount equal to (A) three times (two times in the case of termination due to death) executive’s annualized Base Salary in effect on the date of termination, plus (B) three times (two times in the case of termination due to death) the average annual bonus to the executive over the two immediately preceding fiscal years, plus (C) the executive’s accrued annual bonus through the date of termination. Assumes a base salary of $2,034,728 and an average annual bonus over the preceding two years to be $3,487,189.

(3)	Vested Benefits means amounts which are vested or which executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries, at or subsequent to the date of his termination without regard to the performance by executive of further services or the resolution of a contingency.

(4)	Additional Termination Benefits means:

a.	(A) All of the executive’s benefits accrued under the employee option, pension, retirement, savings and deferred compensation plans of the Company shall become vested in full (other than with respect to the unvested stock options, restricted stock and other equity or equity-based awards which terms are set forth below); provided, however, that to the extent such accelerated vesting of benefits cannot be provided under one or more of such plans consistent with applicable provisions of the Code, such benefits shall be paid to the executive in a lump sum within 10 days after termination of employment outside the applicable plan; and (B) (x) except in the case of a termination of executive’s employment due to executive’s death or Disability, each of the annual restricted stock awards set forth in executive’s employment agreement shall be granted, notwithstanding whether the scheduled grant date has been achieved, and (y) any and all unvested stock options, restricted stock and other equity or equity-based awards shall immediately vest as of the end of the employment period; and

b.	Executive (and his dependents, if any) will be entitled to continue participation in all of the Company’s medical, dental and vision care plans (the “Health Benefit Plans”), for the period for which the executive could elect COBRA continuation coverage under the Health Benefit Plans as a result of his termination of employment; provided that executive’s participation in the Company’s Health Benefit Plans shall cease on any earlier date that executive (and his dependents, if any) becomes eligible for comparable benefits from a subsequent employer. In addition, except in the case of termination due to death, executive will be entitled to receive a cash payment in a lump sum within 10 days after termination of employment, or, if, on the date of such termination of employment, the executive is a “specified employee” within the meaning of Section 409A of the Code, on the day after the expiration of six (6) months following such termination of employment. The amount of such payment shall be the actuarially determined value of the cost of coverage under the Company’s medical, dental and vision care plans for a period equal to the difference between 36 months and the period for which the executive could elect COBRA continuation coverage under such plans; and

c.	Executive will be entitled to continued personal use of the Company owned or leased aircraft, not to exceed 75 hours in any calendar year, at the Company’s sole cost and expense until the third anniversary of executive’s termination of employment; provided, that, at executive’s option, in lieu of the foregoing use of the aircraft, executive will be entitled to purchase any Company-owned aircraft from the Company within 75 days of executive’s termination of employment at its value for federal income tax purposes as of the time of such termination of employment. Notwithstanding the foregoing, if the executive is a “specified employee” within the meaning of Section 409A of the Code at the time of his termination of employment, the executive may not use the Company’s aircraft during the six-month period beginning on the date of such termination of employment.

The aforementioned calculation assumes that all of Mr. Franklin’s restricted shares (1,230,000 shares) will automatically vest at a closing market price on December 31, 2010 of $30.87 for a value of $37,970,100. Annual medical and dental insurance premiums are assumed to be $19,308.

Mr. Franklin is entitled to tax gross-up payments following a Change of Control if his payments trigger an excise tax under Section 280G of the Code. However, based on an assumed Change of Control and termination on December 31, 2010, the payments that Mr. Franklin would receive would not trigger a tax gross-up payment.

Ian G.H. Ashken

Payment upon Separation	Death on 12/31/10	Disability on 12/31/10	For Cause Termination on 12/31/10	Termination Without Cause on 12/31/10	Termination for Good Reason on 12/31/10	Termination Not for Good Reason on 12/31/10	Change of Control on 12/31/10 where executive stays employed with the Company	Termination due to a Change of Control on 12/31/10
Earned Salary (1)	$18,060	$18,060	$18,060	$18,060	$18,060	$18,060	$—	$18,060
Severance Benefits (2)	6,072,497	—	—	3,505,801	3,505,801	—	—	8,657,253
Vested Benefits (3)	—	—	—	—	—	—	—	—
Additional Termination Benefits (4)	10,708,074	10,708,074	—	10,708,074	10,708,074	—	17,750,250	26,465,427
Parachute Tax Gross-Up Payment	—	—	—	—	—	—	—	—

(1)	Earned Salary means any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the employment period ends.

(2)	Severance Benefits means an amount equal to (A) three times (two times in the case of termination due to death) executive’s annualized Base Salary in effect on the date of termination, plus (B) three times (two times in the case of termination due to death) the average annual bonus to the executive over the two immediately preceding fiscal years, plus (C) the executive’s accrued annual bonus through the date of termination. Assumes a base salary of $939,105 and an average annual bonus over the preceding two years to be $1,627,591.

(3)	Vested Benefits means amounts which are vested or which executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries, at or subsequent to the date of his termination without regard to the performance by executive of further services or the resolution of a contingency.

(4)	Additional Termination Benefits means:

a.	(A) All of the executive’s benefits accrued under the employee option, pension, retirement, savings and deferred compensation plans of the Company shall become vested in full (other than with respect to the unvested stock options, restricted stock and other equity or equity-based awards which terms are set forth below); provided, however, that to the extent such accelerated vesting of benefits cannot be provided under one or more of such plans consistent with applicable provisions of the Code, such benefits shall be paid to the executive in a lump sum within 10 days after termination of employment outside the applicable plan; and (B) (x) except in the case of a termination of executive’s employment due to executive’s death or Disability, each of the annual restricted stock awards set forth in executive’s employment agreement shall be granted, notwithstanding whether the scheduled grant date has been achieved, and (y) any and all unvested stock options, restricted stock and other equity or equity-based awards shall immediately vest as of the end of the employment period; and

b.	Executive (and his dependents, if any) will be entitled to continue participation in all of the Company’s medical, dental and vision care plans (the “Health Benefit Plans”), for the period for which the executive could elect COBRA continuation coverage under the Health Benefit Plans as a result of his termination of employment; provided that executive’s participation in the Company’s Health Benefit Plans shall cease on any earlier date that executive (and his dependents, if any) becomes eligible for comparable benefits from a subsequent employer. In addition, except in the case of termination due to death, executive will be entitled to receive a cash payment in a lump sum within 10 days after termination of employment, or, if, on the date of such termination of employment, the executive is a “specified employee” within the meaning of Section 409A of the Code, on the day after the expiration of six (6) months following such termination of employment. The amount of such payment shall be the actuarially determined value of the cost of coverage under the Company’s medical, dental and vision care plans for a period equal to the difference between 36 months and the period for which the executive could elect COBRA continuation coverage under such plans.

The aforementioned calculation assumes that all of Mr. Ashken’s restricted shares (345,000 shares) will automatically vest at a closing market price on December 31, 2010 of $30.87 for a value of $10,650,150. Annual medical and dental insurance premiums are assumed to be $19,308.

Mr. Ashken is entitled to tax gross-up payments following a change of control if his payments trigger an excise tax under Section 280G of the Code. However, based on an assumed change of control and termination on December 31, 2010, the payments that Mr. Ashken would receive would not trigger a tax gross-up payment.

In connection with the payments set forth above for Messrs. Franklin and Ashken, Earned Salary shall be paid in cash in a single lump sum as soon as practicable following the end of the employment period, but in no event more than 10 days thereafter; provided, that if executive’s termination is in conjunction with a Change of Control, executive shall be paid his Earned Salary on the earlier to occur of (a) five (5) days after the effective date of executive’s termination and (b) on the date of such Change of Control. Vested Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have been awarded or accrued. Additional Termination Benefits shall be provided or made available at the times specified above as to each such Additional Termination Benefit. Unless otherwise specified, Severance Benefits shall be paid in a single lump sum cash payment as soon as practicable, but in no event later than 10 days after the executive’s termination; provided, that (i) if executive’s termination is in conjunction with a Change of Control, executive shall be paid his Severance Benefits on the earlier to occur of (a) five (5) days after the effective date of executive’s termination and (b) on the date of such Change of Control, and (ii) if executive is a “specified employee” within the meaning of Section 409A of the Code, at the time of his termination of employment, then (1) on the earlier to occur of (x) five (5) days after the effective date of executive’s termination and (y) on the date of such Change of Control, executive shall be paid Severance Benefits in an amount equal to no more than two times the lesser of (A) the sum of the executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the year preceding the year in which the executive’s employment terminates or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the executive’s employment terminates, and (2) any remaining Severance Benefits shall be paid six (6) months and one (1) day following his termination of employment.

For purposes of the foregoing description of the benefits payable to Messrs. Franklin and Ashken upon early termination or a change of control, the following terms shall have the following meanings:

“Change of Control of the Company” generally means and shall be deemed to have occurred if (i) any person, other than the Company, is or becomes the “beneficial owner” directly or indirectly, of voting securities representing 50 percent or more of the total voting power of all the then-outstanding voting securities; or (ii) the current members of the Board cease to constitute a majority of the Board; or (iii) the stockholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company, provided, that any such transaction in which the holders of outstanding voting securities immediately prior to the transaction receive, with respect to such voting securities, voting securities of the surviving or transferee entity representing more than 60 percent of the total voting power outstanding immediately after such transaction shall not be deemed a Change of Control if the voting power of each such continuing holder relative to other such continuing holders not substantially altered in such transaction; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

“Disability” means long-term disability within the meaning of the Company’s long-term disability plan under which executive is covered at the time of determination.

“Termination for Cause” means a termination of executive’s employment by the Company within 30 days after the occurrence of (i) executive’s conviction of a felony or a crime involving moral turpitude, or (ii) executive’s willful and continued failure to perform the material duties of his position (other than as a result of Disability) if such failure continues for a period of 30 days after executive’s receipt of written notice from the Company specifying the exact details of such alleged failure and such alleged failure has had (or is expected to have) a material adverse effect on the business of the Company or its subsidiaries.

“Termination for Good Reason” generally means a termination of executive’s employment by executive following (i) a material diminution in executive’s positions, duties and responsibilities, (ii) the removal of executive from his current position, unless mutually agreed upon, (iii) a material reduction in executive’s Base Salary, (iv) a material breach by the Company of any other provision of the employment agreement or (v) a Change in Control of the Company (but in no event later than six months after such Change of Control).

“Termination Not For Good Reason” means any termination of executive’s employment by executive other than Termination for Good Reason or a termination due to executives Disability or death.

“Termination Without Cause” means any termination of executive’s employment by the Company other than a Termination for Cause or a termination due to executive’s Disability.

Messrs. Franklin and Ashken are subject to certain non-competition covenants and non-solicitation provisions as further set forth above under the caption titled “Employment Agreements.” Messrs. Franklin and Ashken are also subject to confidentiality provisions under the terms of their respective employment agreements.

James E. Lillie, John E. Capps and Richard T. Sansone: Benefits Payable Upon Early Termination; Change of Control

James E. Lillie

If Mr. Lillie’s employment were to be terminated by the Company without Cause, or upon Disability, he would be provided a lump sum payment equal to (i) twenty-four months’ base salary at the time of termination and (ii) the greater of (x) twenty-four months’ target bonus which Mr. Lillie would have been entitled to receive for achieving budget for the year in which Mr. Lillie’s employment was terminated and (y) the sum of the actual performance bonuses (excluding discretionary bonuses), if any, paid to Mr. Lillie with respect to the two fiscal years immediately preceding the year in which Mr. Lillie’s employment was terminated. Mr. Lillie is also entitled to the continuation of health insurance and other benefits for the period for which Mr. Lillie could elect COBRA continuation coverage under the Company’s health insurance plans as a result of his termination of employment; plus, the full vesting of any outstanding stock options and the lapsing of any restrictions over any restricted shares owned by Mr. Lillie. In addition, if Mr. Lillie’s employment is terminated by the Company without Cause, each of the annual restricted stock awards set forth in his employment agreement shall be granted, notwithstanding whether the scheduled grant date has been achieved. Mr. Lillie will also be entitled to receive a cash payment in a lump sum within 10 days after termination of employment, or, if, on the date of such termination of employment, Mr. Lillie is a “specified employee” within the meaning of Section 409A of the Code, on the day after the expiration of 6 months following such termination of employment.

The cash portion of the Severance Amount shall be paid to Mr. Lillie as promptly as practicable after the date of termination and in no event later than 10 days after termination, provided that, if Mr. Lillie is a “specified employee” within the meaning of Section 409A of Code, at the time of his termination of employment, then (1) no later than 10 days after the date of termination, Mr. Lillie shall be paid the cash portion of the severance amount in an amount equal to no more than two times the lesser of (A) the sum of Mr. Lillie’s annualized compensation based upon the annual rate of pay for services provided to the Company for the year preceding the year in which Mr. Lillie’s employment terminates or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Mr. Lillie’s employment terminates, and (2) any remaining severance amount shall be paid 6 months and 1 day following his termination of employment.

John E. Capps

If Mr. Capps’ employment were to be terminated by the Company without Cause or upon Disability, he would be provided a lump sum payment equal to (i) his annual base salary at the time of termination, plus (ii) one year’s target bonus which Mr. Capps would be entitled to receive for achieving budget for the year in which his employment was terminated, plus (iii) continuation of medical and dental insurance for one year at the expense of the Company, plus (iv) the full vesting of any outstanding stock options and the lapsing of any restrictions over any restricted shares owned by Mr. Capps. The cash portion of the severance amount shall be paid to Mr. Capps as promptly as practicable after the date of termination and in no event later than 10 days after termination.

Richard T. Sansone

If Mr. Sansone’s employment were to be terminated by the Company without Cause or upon Disability, he would be provided a lump sum payment equal to (i) his annual base salary at the time of termination, plus (ii) one year’s target bonus which Mr. Sansone would be entitled to receive for achieving budget for the year in which his employment was terminated, plus (iii) continuation of medical and dental insurance for one year at the expense of the Company, plus (iv) the full vesting of any outstanding stock options and the lapsing of any restrictions over any restricted shares owned by Mr. Sansone. The cash portion of the severance amount shall be paid to Mr. Sansone as promptly as practicable after the date of termination and in no event later than 10 days after termination.

The following tables show the potential payments upon termination of Messrs. Lillie, Capps and Sansone, upon the specified events:

James E. Lillie

Payment upon Separation	Termination Without Cause on 12/31/10	Disability on 12/31/10	Change of Control on 12/31/10 without Termination
Severance Amount	$2,785,509	$2,785,509	$—
Benefits	38,616	38,616	—
Accelerated Vesting of Restricted Shares (Equity Value)	5,865,300	5,865,300	10,187,100
Accelerated Vesting of Stock Options (Equity Value)	—	—	—
Parachute Tax Gross-Up Payment	—	—	—

In connection with the receipt of the payments above, Mr. Lillie is required to enter into a mutual release of claims with the Company following the termination of his employment. Mr. Lillie is also subject to certain non-competition covenants and non-solicitation provisions as further set forth above under the caption titled “Employment Agreements.” Mr. Lillie is also subject to confidentiality provisions under the terms of his employment agreement.

Severance payments assume 24 months of annual base salary of $750,000 and an average bonus of $1,285,509. Benefits assume 24 months of benefits at an annual rate of $19,308 for medical and dental premiums. All of Mr. Lillie’s restricted shares (190,000 shares) would vest at the market closing price on December 31, 2010 of $30.87 for a value of $5,865,300.

Mr. Lillie is entitled to tax gross-up payments following a change of control if his payments trigger an excise tax under Section 280G of the Code. However, based on an assumed change of control and termination on December 31, 2010, the payments that Mr. Lillie would receive would not trigger a tax gross-up payment.

Mr. Lillie has a change of control provision in his employment agreement solely related to his unvested restricted stock awards. Upon change of control, the restrictions on Mr. Lillie’s restricted shares shall lapse and become fully vested.

For purposes of Mr. Lillie’s employment agreement, “Change of Control of the Company” generally means and shall be deemed to have occurred if (i) any person, other than the Company, is or becomes the “beneficial owner,” directly or indirectly, of voting securities representing 50 percent or more of the total voting power of all the then-outstanding voting securities; or (ii) the current members of the Board cease to constitute a majority of the Board; or (iii) the stockholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company, provided, that any such transaction in which the holders of outstanding voting securities immediately prior to the transaction receive, with respect to such voting securities, voting securities of the surviving or transferee entity representing more than 60 percent of the total voting power outstanding immediately after such transaction shall not be deemed a Change of Control if the voting power of each such continuing holder relative to other such continuing holders not substantially altered in such transaction; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

John E. Capps

Payment upon Separation	Termination Without Cause on 12/31/10	Disability on 12/31/10
Severance Amount	$551,579	$551,579
Benefits	5,814	5,814
Accelerated Vesting of Restricted Shares (Equity Value)	1,142,190	1,142,190
Accelerated Vesting of Stock Options (Equity Value) (1)	269,610	269,610

(1)	The amount shown in the table above are the in-the-money value of all outstanding unvested stock options as of December 31, 2010 (calculated on a per share price of $30.87 the closing market price of the Company’s stock on December 31, 2010).

Mr. Capps is subject to certain non-competition covenants and non-solicitation provisions as further set forth above under the caption titled “Employment Agreements.” Mr. Capps is also subject to confidentiality provisions under the terms of his employment agreement.

Severance payments assume annual base salary of $367,719 and an annual target bonus of $183,860. Benefits assume one year of benefits at an annual rate of $5,814 for medical and dental premiums.

Mr. Capps’ employment agreement does not contain any payments to him upon a change of control of the Company.

Richard T. Sansone

Payment upon Separation	Termination Without Cause on 12/31/10	Disability on 12/31/10
Severance Amount	$553,500	$553,500
Benefits	17,124	17,124
Accelerated Vesting of Restricted Shares (Equity Value)	2,068,290	2,068,290
Accelerated Vesting of Stock Options (Equity Value) (1)	271,420	271,420

(1)	The amount shown in the table above are the in-the-money value of all outstanding unvested stock options as of December 31, 2010 (calculated on a per share price of $30.87 the closing market price of the Company’s stock on December 31, 2010).

Mr. Sansone is subject to certain non-competition covenants and non-solicitation provisions as further set forth above under the caption titled “Employment Agreements.” Mr. Sansone is also subject to confidentiality provisions under the terms of his employment agreement.

Severance payments assume annual base salary of $369,000 and an annual target bonus of $184,500. Benefits assume one year of benefits at an annual rate of $17,124 for medical and dental premiums.

Mr. Sansone’s employment agreement does not contain any payments to him upon a change of control of the Company.

Equity Compensation Plan Information

The following table provides information regarding compensation plans under which equity securities of the Company are authorized for issuance as of December 31, 2010:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities available for future issuance (excluding securities reflected in column (a) (1)
Equity compensation plans approved by security holders:
2009 Stock Incentive Plan	60,000	$29.10	3,560,398
Amended and Restated 2003 Stock Incentive Plan, as amended	2,076,489	22.32	162,286
2003 Employee Stock Purchase Plan	Not Applicable	Not Applicable	—
2001 Stock Option Plan, as amended	246,753	8.40	—
1998 Long-Term Equity Incentive Plan, as amended and restated	4,500	7.67	—
1993 Stock Option Plan	141,577	8.60	—
Equity compensation plans not approved by security holders:
None	Not Applicable	Not Applicable	Not Applicable

Total	2,529,319	$20.00	3,722,684

(1)	The number of securities available for future issuance under the Amended and Restated 2003 Stock Incentive Plan, as amended, consists of 5,578 restricted shares and 156,708 options at December 31, 2010. The number of securities available for future issuance under the 2009 Stock Incentive Plan may consist entirely of restricted shares, entirely of options, or some mixture of both, at December 31, 2010. For a description of the equity compensation plans above, see Note 13 of Item 8. Financial Statements and Supplementary Data appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Jonathan Franklin, who is the brother of Martin E. Franklin, our Chairman and CEO, serves as Director, Supply Chain and received total compensation of $177,906 during 2010, plus a long-term incentive award consistent with other similarly situated employees of $11,135 in cash and 500 restricted shares, which award will vest in 2013 if the Company achieves certain long-term business objectives. The Company’s Audit Committee has determined that the terms of Mr. Franklin’s employment were fair and reasonable and no less favorable to the Company than would be obtained in a comparable arm’s-length transaction with an unaffiliated third party.

On January 13, 2009, K-2 Corporation (“K-2”), a wholly-owned indirect subsidiary of the Company, acquired substantially all of the assets of ZuitSports, Inc., a manufacturer of high-performance apparel, footwear, wetsuits and accessories for multisport athletes (“ZuitSports”). Martin E. Franklin, Ian G.H. Ashken and James E. Lillie, the Company’s Chairman and CEO, Vice Chairman and CFO and President and Chief Operating Officer, respectively, were shareholders in ZuitSports, owning approximately 20.4%, 1.4% and 2.7%, respectively.

Due to their interests in ZuitSports, Messrs. Franklin, Ashken and Lillie recused themselves from the negotiation of the transaction and any Board discussions regarding the ZuitSports transaction which was approved by a special committee comprised entirely of independent directors who found that the transaction was negotiated on an arm’s-length basis and that the terms were fair and in the best interests of the Company and K-2. The Company’s Audit Committee also reviewed and ratified the transaction, finding that the terms were fair and reasonable and no less favorable to the Company and K-2 than would be obtained in a comparable arm’s-length transaction with a third party.

No consideration was distributed by ZuitSports to its shareholders at the closing of the acquisition. However, the transaction included the potential for earn-out consideration payable in either cash or stock of the Company over the six years following the closing. Since the closing, ZuitSports has received earnout consideration in an amount sufficient to pay down in full its senior credit line, which was guaranteed by Messrs. Franklin, Ashken and Lille, and, accordingly, their respective guarantees have been eliminated. Although Messrs. Franklin, Ashken and Lillie have yet to receive any consideration from the sale, if the earn-out consideration were paid in full, Messrs. Franklin, Ashken and Lillie could be expected to receive their respective portions of their pro rata distributions to shareholders of ZuitSports.

Review, Approval or Ratification of Transactions with Related Persons

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is the Company’s preference to avoid related party transactions.

Our Board and Audit Committee have adopted written policies and procedures relating to approval or ratification of “interested transactions” with “related parties.” Under such policies and procedures, our Audit Committee is to review the material facts of all interested transactions that require the Audit Committee’s approval and either approve or disapprove of the entry into the interested transactions, subject to certain exceptions set forth below, by taking into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Our written policies and procedures do not specifically list other factors to be considered by the Audit Committee when reviewing an interested transaction, but gives the Audit Committee the discretion to consider other factors it deems appropriate.

No director may participate in any discussion or approval of an interested transaction for which he or she is a related party, except that the director shall provide all material information concerning the interested transaction to the Audit Committee. If an interested transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party.

Under such policies and procedures, an “interested transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, we are a participant, and any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A “related party” is any person who is or was since the beginning of the last fiscal year for which we have filed on an Annual Report on Form 10-K and proxy statement, even if they do not presently serve in that role an executive officer, director or nominee for election as a director, any greater than 5% beneficial owner of our common stock, or any immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

The certain exceptions to the Audit Committee’s review of interested transactions are (i) if advance approval of an interested transaction is not feasible, then the interested transaction shall be considered and, if the Audit Committee determines it to be appropriate, ratified at the Audit Committee’s next regularly scheduled meeting, (ii) interested transactions, even if the aggregate amount involved will exceed $120,000, that the Audit Committee has reviewed and deemed pre-approved which are described below under the heading “Standing Pre-Approval for Certain Interested Transactions,” and (iii) if the aggregate amount involved is expected to be less than $1,000,000, our Board has delegated to the chair of the Audit Committee the authority to pre-approve or ratify (if applicable) any interested transaction with a related party. At the first regularly scheduled meeting of the Audit Committee in each calendar year, a summary of each new interested transaction deemed pre-approved pursuant to item (3) under “Standing Pre-Approval for Certain Interested Transactions” below and each new interested transaction pre-approved by the chair of the Audit Committee shall be provided to the Audit Committee for its review.

Standing Pre-Approval for Certain Interested Transactions

Pre-approved interested transactions include:

(1)	employment of executive officers either if the related compensation is required to be reported in our proxy statement or if the executive officer is not an immediate family member of another executive officer or a director of our Company and the related compensation would be reported in our proxy statement if the executive officer was a “named executive officer” and our Compensation Committee approved (or recommended that the Board approve) such compensation;

(2)	any compensation paid to a director if the compensation is required to be reported in our proxy statement;

(3)	any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues;

(4)	any transaction where the related person’s interest arises solely from the ownership of our Common Stock and all holders of our Common Stock received the same benefit on a pro rata basis (e.g., dividends); or

(5)	any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

PROPOSAL 2

APPROVAL OF AMENDMENT TO THE COMPANY’S RESTATED

CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE THE NUMBER OF

AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors proposes that the Stockholders approve the proposed amendment (the “Common Stock Amendment”) to the Company’s Certificate of Incorporation described below. The Board of Directors of the Company unanimously approved the Common Stock Amendment on February 26, 2011, subject to approval by the Stockholders at the Meeting. The Common Stock Amendment requires the approval of the Company’s Stockholders by the affirmative vote of a majority of the outstanding shares of Common Stock.

Purpose and Effect of the Amendment

Article IV of the Company’s Certificate of Incorporation currently provides that the Company has the authority to issue 155,000,000 shares, consisting of 5,000,000 shares of preferred stock, par value $0.01 per share, and 150,000,000 shares of Common Stock. The Board of Directors has determined that it would be appropriate and in the best interests of the Company to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from 150,000,000 shares to 300,000,000 shares and to increase the total number of shares which the Company shall have authority to issue from 155,000,000 shares to 305,000,000 shares.

The additional shares of Common Stock would become part of the existing class of Common Stock, and the additional shares, when issued, would have the same rights and privileges as the shares of Common Stock now issued. If the proposed amendment is approved by the Stockholders, it will become effective upon filing of a Certificate of Amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware, as required by the Delaware General Corporation Law.

Although the Company has no present plans, agreements, or understandings regarding the issuance of the proposed additional shares, the Board of Directors believes that adoption of the Common Stock Amendment is advisable because it will provide the Company with greater flexibility in connection with possible future stock splits, financing transactions, acquisitions of other companies or business properties, investment opportunities, capital raising transactions of equity or convertible debt securities, stock dividends, issuance under current or future employee stock/benefit plans or other proper corporate purposes. Having such additional authorized shares available will give the Company the ability to issue shares without the expense and delay of a special meeting of Stockholders. Such a delay might deprive the Company of the flexibility the Board of Directors views as important in facilitating the effective use of the Company’s shares. Except as otherwise required by applicable law or stock exchange rules, authorized but unissued shares of Common Stock may be issued at such time, for such purposes, and for such consideration as the Board of Directors may determine to be appropriate, without further authorization by Stockholders.

Since the issuance of additional shares of Common Stock, other than on a pro rata basis to all current Stockholders, would dilute the ownership interest of a person seeking to obtain control of the Company, such issuance could be used as an anti-takeover device to discourage a change in control of the Company by making it more difficult or costly. The Company is not aware of anyone seeking to accumulate Common Stock or obtain control of the Company, and has no present intention to use the additional authorized shares to deter a change in control or otherwise as an anti-takeover device.

Proposed Amendment

Set forth below is the text of revised Article IV, Section A (1) of the Company’s Certificate of Incorporation giving effect to the Common Stock Amendment being proposed at the Meeting. The foregoing description is qualified in its entirety by reference to such text.

The text of Article IV, Section A (1) shall be amended to read as follows:

“The total number of authorized capital stock of this Corporation shall be 305,000,000 shares, divided as follows: (i) 300,000,000 shares of Common Stock, par value $0.01 per share, (the “Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share, of which 250,000 shall be designated as Series A Junior Participating Preferred Stock.”

The Board of Directors unanimously recommends a vote “FOR” the approval of the amendment to the Company’s Certificate of Incorporation.

PROPOSAL 3

APPROVAL OF AMENDMENT TO THE COMPANY’S RESTATED

CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE THE MAXIMUM

PERMITTED NUMBER OF DIRECTORS

The Board of Directors proposes that the Stockholders approve the proposed amendment (the “Director Amendment”) to the Company’s Certificate of Incorporation to increase the maximum permitted number of directors from nine to ten. The Board of Directors of the Company unanimously approved the Director Amendment on February 26, 2011, subject to approval by the Stockholders at the Meeting. The Director Amendment requires the approval of the Company’s Stockholders by the affirmative vote of three-fourths of the voting power of all outstanding shares of Common Stock entitled to vote.

Proposed Amendment

Set forth below is the text of the revised first two sentences of Article VI, Section A of the Company’s Certificate of Incorporation after giving effect to the Director Amendment being proposed at the Meeting. The foregoing description is qualified in its entirety by referenced to such text.

The text of the first two sentences of Article VI, Section A shall be amended to read as follows:

“The maximum number of directors shall be ten and the minimum number shall be two. The exact number may from time to time be specified by the Bylaws of the Corporation at not less than two nor more than ten.”

Purpose and Effect of the Amendment

The Board of Directors believes that the proposed increase in the maximum permitted number of directors on the Board from nine to ten is advisable in order to allow for the appointment of James E. Lillie to the Board of Directors after assuming the role of Chief Executive Officer. If the Director Amendment is approved, the Board of Directors intends to appoint, upon the recommendation of the Nominating and Policies Committee, Mr. Lillie, to fill the newly formed vacancy as a Class I director, to serve in such capacity until the next annual meeting of the stockholders at which the Class I directors of the Company are elected or until their successors have been elected and qualified. Accordingly, a vote to approve the Director Amendment has the effect of approving the appointment of Mr. Lillie to the Board of Directors. The business experience of Mr. Lillie is set forth herein under the heading “Executive Officers of the Company.”

If the Director Amendment is adopted, it will become effective upon filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, as required by the Delaware General Corporation Law.

The Board of Directors unanimously recommends a vote “FOR” the approval of the amendment to the Company’s Certificate of Incorporation.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has audited the financial statements of the Company for the year ended December 31, 2010. The Board of Directors, upon recommendation of the Audit Committee, desires to continue the services of PricewaterhouseCoopers LLP for the current year ending December 31, 2011. Accordingly, the Board of Directors will recommend at the Meeting that the Stockholders ratify the appointment by Board of Directors of the firm of PricewaterhouseCoopers LLP to audit the financial statements of the Company for the current year ending December 31, 2011. Representatives of that firm are expected to be available at the Meeting, shall have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. Although ratification by Stockholders is not required by our organizational documents or other applicable law, the Audit Committee has determined that requesting ratification by Stockholders of its selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is a matter of good corporate practice. In the event the Stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the appointment will be reconsidered by the Audit Committee and the Board of Directors. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its Stockholders.

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP (“PwC”) served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2009 and 2010.

Fees Paid to PwC

The following table sets forth the aggregate fees and expenses billed by PwC to the Company for the fiscal years ended December 31, 2010 and December 31, 2009, for audit services rendered in connection with the consolidated financial statements and reports for fiscal year 2010 and fiscal year 2009, respectively, and for other services rendered during fiscal year 2010 and fiscal year 2009, respectively, on behalf of the Company and its subsidiaries, as well as out-of-pocket costs incurred in connection with these services, which have been billed to the Company.

Fee Category:	Fiscal 2010	Fiscal 2009
Audit Fees	$9,694,775	$7,011,261
Audit-Related Fees	582,522	1,056,727
Tax Fees	1,260,908	836,324
All Other Fees	157,525	2,400

Total Fees	$11,695,730	$8,906,712

Audit Fees: Consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

Audit-Related Fees: Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include due diligence, accounting consultations in connection with acquisitions and attest services that are not required by statute or regulation.

Tax Fees: Consist of tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees for professional services related to international tax compliance, assistance with tax audits, and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. For the year ended December 31, 2010, in addition to PwC, KPMG LLP, Ernst & Young LLP and Deloitte & Touche, LLP also assisted the Company’s in-house tax department with the Company’s U.S. income tax compliance and other tax services.

All Other Fees: Consist of fees for all other services other than those reported above. The Audit Committee has concluded that the provision of non-audit services listed above by PwC is compatible with maintaining the auditor’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to review and pre-approve all audit, internal-control related and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Under the policy, pre-approval is detailed as to the particular service or category of services and is subject to specific budget. In addition, the Chairman of the Audit Committee or any two other members may also pre-approve particular services on a case-by-case basis and the full Board of Directors may approve fees on behalf of the Audit Committee.

All work performed by Company’s independent registered public accounting firms as described above under the captions Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees has been approved or pre-approved by the Audit Committee in accordance with the policies and procedures set forth above.

PROPOSAL 5

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Recently enacted federal legislation (Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) requires that we include in this Proxy Statement a non-binding, advisory stockholder vote on our executive compensation as described in this Proxy Statement (commonly referred to as “Say-on-Pay”). Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of Jarden Corporation approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement.

The compensation of our Named Executive Officers is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in this Proxy Statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our Stockholders. Compensation of our Named Executive Officers is designed to enable us to attract and retain talented and experienced senior executives to lead the Company successfully in a competitive environment.

Your vote on this Proposal 5 is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. However, our Board and our Compensation Committee value the opinions of our Stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our Stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors unanimously recommends a vote “FOR” the proposal to approve the compensation of the Company’s Named Executive Officers as described in the compensation discussion and analysis, the compensation tables, and the related disclosures contained in this Proxy Statement.

PROPOSAL 6

ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER VOTES

EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Company is also providing Stockholders an advisory vote on the frequency with which the Company’s Stockholders will have the advisory vote on executive compensation provided for in Proposal 5 above.

The Company is presenting this Proposal 6, which gives you as a Stockholder the opportunity to inform the Company as to how often you wish to include a proposal, similar to Proposal 5 above, in our Proxy Statement. In particular, we are asking whether the advisory vote should occur every year, every two years or every three years. The Company asks that you support a frequency period of every year for future non-binding, advisory Stockholder votes on the compensation of our Named Executive Officers. Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of Jarden Corporation determine, on an advisory basis, that the frequency with which the Stockholders of the Company shall have an advisory vote on the compensation of the Company’s Named Executive Officers set forth in the Company’s Proxy Statement is:

Choice 1 – every year;

Choice 2 – every two years;

Choice 3 – every three years; or

Choice 4 – abstain from voting.

We believe an annual advisory vote on the compensation of our Named Executive Officers will provide our Board and the Compensation Committee with frequent input from Stockholders on our compensation programs for our Named Executive Officers. Finally, we believe an annual advisory vote on the compensation of our Named Executive Officers aligns more closely with our objective to engage in regular dialogue with our Stockholders on corporate governance matters, including our executive compensation philosophy, policies and programs.

As with your vote on Proposal 5 above, your vote on this Proposal 6 is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. However, our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote in favor of one frequency over the other options, we will consider our Stockholders’ concerns and the Board will evaluate any appropriate next steps.

The Board of Directors unanimously recommends that stockholders vote for a frequency of “EVERY YEAR” for future non-binding, advisory shareholder votes on compensation of our Named Executive Officers.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present any other matter for action at the Meeting other than as set forth in the Notice of Annual Meeting and this Proxy Statement. If any other matters properly come before the Meeting, it is intended that the shares represented by the proxies will be voted, in the absence of contrary instructions, in the best judgment of the persons named in the proxy.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and any persons who own more than 10% of the Company’s capital stock to file with the SEC (and, if such security is listed on a national securities exchange, with such exchange), various reports as to ownership of such capital stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon reports and representations submitted by the directors, executive officers and holders of more than 10% of our capital stock, we believe all Forms 3, 4 and 5 showing ownership of and changes of ownership in our capital stock during the 2010 fiscal year were timely filed with the SEC and the NYSE, except that, due to an administrative error, the Forms 4 reporting the annual director grants for 2010 to each of the outside directors were filed late.

Annual Report

A copy of the Company’s 2010 Annual Report to Stockholders is being mailed and/or made available to Stockholders along with this Proxy Statement. Any Stockholder who has not received a copy of the 2010 Annual Report to Stockholders and wishes to do so should contact the Company by mail at the address set forth on the Notice of Annual Meeting or by telephone at (914) 967-9400.

Form 10-K

The Company will furnish, without charge, to each Stockholder as of the Record Date, upon the written request of such Stockholder, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and any amendments thereto, as filed with the SEC, including the financial statements and schedules thereto. Stockholders should direct the written request to the Company’s Secretary, at Jarden Corporation, 555 Theodore Fremd Avenue, Rye, New York 10580.

Proposals by Stockholders

Stockholder Proposals for Inclusion in the 2012 Proxy Statement

Under the rules of the SEC, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2012 Annual Meeting of Stockholders, the proposal must be received by us at our principal executive offices at 555 Theodore Fremd Avenue, Rye, New York 10580 by December 28, 2011. The proposal should be sent to the attention of the Secretary of the Company.

Stockholder Director Nominations and Other Stockholder Proposals for Presentation at the 2012 Annual Meeting

Under the Company’s Bylaws, and as permitted by the rules of the SEC, certain procedures are provided that a stockholder must follow to nominate directors or to bring other business before Stockholder meetings. These procedures provide that to nominate a candidate for director and/or an item of business to be introduced at the 2012 Annual Meeting of Stockholders must be delivered to or mailed and received in writing to the Secretary of the Company at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2012 Annual Meeting of Stockholders between February 14, 2012 and March 15, 2012; provided, however, that if the 2012 Annual Meeting of Stockholders is not held between May 14, 2012 and July 13, 2012, then the nomination or item of business must be received by the tenth day following the date of public disclosure of the date of the meeting.

The notice must describe various matters regarding the nominee, including, but not limited to, the name, address, occupation and the number of shares held by such nominee. Copies of the Company’s Bylaws may be obtained free of charge from the Secretary of the Company.

By Order of the Board of Directors

/s/ John E. Capps
John E. Capps Executive Vice President, General Counsel and Secretary

April 26, 2011

Rye, New York

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Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 12, 2011.
Vote by Internet
• Log on to the Internet and go to
www.envisionreports.com/JAH
• Follow the steps outlined on the secured website.
Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2-5 and 1 YR for Proposal 6.	+
1. Election of Directors:
01 - William J. Grant 02 - Richard J. Heckmann 03 - Irwin D. Simon

For Withhold For Withhold For Withhold

☐ ☐ ☐ ☐ ☐ ☐

			For	Against	Abstain			For	Against	Abstain
2.	Approval of an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the number of shares of authorized Common Stock from 150,000,000 to 300,000,000 shares.		☐	☐	☐	3.	Approval of an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the maximum permitted number of directors on the Company’s Board of Directors from nine to ten.	☐	☐	☐
4.	Ratification of the appointment of PricewaterhouseCoopers LLP as Jarden Corporation’s independent registered public accounting firm for the year ending December 31, 2011.		For ☐	Against ☐	Abstain ☐	5.	An advisory vote on executive compensation.	For ☐	Against ☐	Abstain ☐
6.	An advisory vote on the frequency of future advisory votes on executive compensation.	1 Yr ☐	2 Yrs ☐	3 Yrs ☐	Abstain ☐	7.	In their discretion, the named proxies may vote on such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If a corporation or partnership, please sign in corporate or partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders,

you can be sure your shares are represented at the meeting by promptly voting your shares via Internet or telephone, or by returning your proxy in the enclosed envelope.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proxy — Jarden Corporation

Annual Meeting of Stockholders — June 13, 2011

This Proxy Solicited on Behalf of the Board of Directors

Martin E. Franklin and Ian G.H. Ashken as proxies, each with full power of substitution, are hereby authorized to appear and vote as designated on the reverse side, all shares of Common Stock of Jarden Corporation held of record by you on April 15, 2011, at the Annual Meeting of Stockholders to be held on June 13, 2011 at 555 Theodore Fremd Avenue, Rye, NY 10580 and any adjournments or postponements thereof, and upon any and all matters which may properly be brought before the meeting or any adjournments or postponements thereof, thereby revoking all former proxies.

Share represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR all the nominees listed, FOR Proposals 2-5 and 1 YR for Proposal 6. This proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the Notice of the Annual Meeting of Stockholders to the above stockholder.

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

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Important Notice Regarding the Availability of Proxy Materials for the

Jarden Corporation Stockholder Meeting to be Held on Monday, June 13, 2011.

Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.envisionreports.com/jah to view the materials.
Step 2: Click on Cast Your Vote or Request Materials.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before June 3, 2011 to facilitate timely delivery.

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Stockholder Meeting Notice

Jarden Corporation’s Annual Meeting of Stockholders will be held on Monday, June 13, 2011 at 555 Theodore Fremd Avenue, Rye, New York 10580 at 10:00 a.m. Eastern Daylight Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommends that you vote FOR all the nominees listed, FOR Proposals 2-5 and 1 YR for Proposal 6:

1.	Election of Class III Directors: William J. Grant, Richard J. Heckmann, and Irwin D. Simon.

2.	Approval of an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the number of shares of authorized Common Stock from 150,000,000 to 300,000,000 shares.

3.	Approval of an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the maximum permitted number of directors on the Company’s Board of Directors from nine to ten.

4.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

5.	An advisory vote on executive compensation.

6.	An advisory vote on the frequency of future advisory votes on executive compensation.

7.	To transact such other business as may properly be brought before the meeting and any adjournment or postponement thereof.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

To obtain directions to attend the Annual Meeting and vote in person, please call Investor Relations at (914) 967-9400.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below.

If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→	Internet – Go to www.envisionreports.com/jah. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→	Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→	Email – Send email to investorvote@computershare.com with “Proxy Materials Jarden Corporation” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by June 3, 2011.

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